EXHIBIT 99.3

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Boston Scientific Corporation

We have audited the accompanying consolidated balance sheets of Boston Scientific Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008.  Our audits also included the accompanying financial statement schedule.  These financial statements and schedule are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Boston Scientific Corporation at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.  Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note K to the accompanying consolidated financial statements, effective January 1, 2007, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Boston Scientific Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2009, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 24, 2009
except for Notes E and P, as to which
the date is November 25, 2009

ITEM 8.               FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)	Year Ended December 31,
	2008	2007	2006

Net sales	$8,050	$8,357	$7,821
Cost of products sold	2,469	2,342	2,207
Gross profit	5,581	6,015	5,614

Operating expenses:
Selling, general and administrative expenses	2,589	2,909	2,675
Research and development expenses	1,006	1,091	1,008
Royalty expense	203	202	231
Amortization expense	543	620	474
Goodwill and intangible asset impairment charges	2,790	21	56
Acquisition-related milestone	(250)
Purchased research and development	43	85	4,119
Gain on divestitures	(250)
Loss on assets held for sale		560
Restructuring charges	78	176
Litigation-related charges	334	365
	7,086	6,029	8,563
Operating loss	(1,505)	(14)	(2,949)

Other income (expense)
Interest expense	(468)	(570)	(435)
Fair-value adjustment for the sharing of proceeds feature of the Abbott Laboratories stock purchase		(8)	(95)
Other, net	(58)	23	(56)
Loss before income taxes	(2,031)	(569)	(3,535)
Income tax expense (benefit)	5	(74)	42

Net loss	$(2,036)	$(495)	$(3,577)

Net loss per common share
Basic	$(1.36)	$(0.33)	$(2.81)
Assuming dilution	$(1.36)	$(0.33)	$(2.81)

Weighted-average shares outstanding:
Basic	1,498.5	1,486.9	1,273.7
Assuming dilution	1,498.5	1,486.9	1,273.7

(See notes to the consolidated financial statements)

CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in millions)	2008	2007

ASSETS

Current assets
Cash and cash equivalents	$1,641	$1,452
Trade accounts receivable, net	1,402	1,502
Inventories	853	725
Deferred income taxes	911	679
Assets held for sale	13	1,119
Prepaid expenses and other current assets	632	464
Total current assets	$5,452	$5,941

Property, plant and equipment, net	1,728	1,715
Investments	113	317
Other assets	181	157
Intangible assets
Goodwill	12,421	15,103
Core and developed technology, net	6,363	6,978
Patents, net	300	322
Other intangible assets, net	581	664
Total intangible assets	19,665	23,067

Total assets	$27,139	$31,197

(See notes to the consolidated financial statements)

CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in millions, except share data)	2008	2007

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Current debt obligations	$2	$256
Accounts payable	239	139
Accrued expenses	2,612	2,541
Income taxes payable	161	122
Liabilities associated with assets held for sale		39
Other current liabilities	219	153
Total current liabilities	$3,233	$3,250

Long-term debt	6,743	7,933
Deferred income taxes	2,262	2,284
Other long-term liabilities	1,727	2,633
Commitments and contingencies

Stockholders’ equity
Preferred stock, $ .01 par value — authorized 50,000,000 shares, none issued and outstanding
Common stock, $ .01 par value — authorized 2,000,000,000 shares and issued 1,501,635,679 at December 31, 2008 and 1,491,234,911 shares at December 31, 2007	15	15
Additional paid-in capital	15,944	15,788
Deferred cost, ESOP		(22)
Retained deficit	(2,732)	(693)
Accumulated other comprehensive income (loss), net of tax
Foreign currency translation adjustment	(13)	54
Unrealized gain on available-for-sale securities		16
Unrealized loss on derivative financial instruments	(26)	(59)
Unrealized costs associated with certain retirement plans	(14)	(2)
Total stockholders’ equity	13,174	15,097

	$27,139	$31,197

(See notes to the consolidated financial statements)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (in millions, except share data)

	Common Stock		Additional Paid-In	Deferred	Deferred Cost, ESOP		Treasury	Retained Earnings	Accumulated Other Comprehensive	Comprehensive Income
	Shares Issued	Par Value	Capital	Compensation	Shares	Amount	Stock	(Deficit)	Income (Loss)	(Loss)
Balance at January 1, 2006	844,565,292	$8	$1,658	$(98)			$(717)	$3,410	$21
Comprehensive income
Net loss								(3,577)		$(3,577)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustment									87	87
Net change in available-for-sale investments									(10)	(10)
Net change in derivative financial instruments									(35)	(35)
Net change in certain retirement amounts									(6)	(6)
Issuance of shares of common stock for Guidant acquisition	577,206,996	6	12,508
Conversion of outstanding Guidant stock options			450
Issuance of shares of common stock to Abbott	64,631,157	1	1,399
Impact of stock-based compensation plans, net of tax			(214)	98			383
Step-up accounting adjustment for certain investments								(7)
Acquired 401(k) ESOP for legacy Guidant employees					3,794,965	$(86)
401(k) ESOP transactions			(9)		(1,237,662)	28
Balance at December 31, 2006	1,486,403,445	$15	$15,792	$—	2,557,303	$(58)	$(334)	$(174)	$57	$(3,541)
Comprehensive income
Net loss								(495)		$(495)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustment									38	38
Net change in derivative financial instruments									(91)	(91)
Net change in certain retirement amounts									5	5
Cumulative effect adjustment for adoption of Interpretation No. 48								(26)
Common stock issued for acquisitions			(52)				142
Impact of stock-based compensation plans, net of tax	4,831,466		61				192
401(k) ESOP transactions			(13)		(1,605,737)	36
Other								2
Balance at December 31, 2007	1,491,234,911	$15	$15,788		951,566	$(22)	$—	$(693)	$9	$(543)
Comprehensive income
Net loss								(2,036)		$(2,036)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustment									(67)	(67)
Net change in available-for-sale investments									(16)	(16)
Net change in derivative financial instruments									33	33
Net change in certain retirement amounts									(12)	(12)
Impact of stock-based compensation plans, net of tax	10,400,768		166
401(k) ESOP transactions			(10)		(951,566)	22
Other								(3)
Balance at December 31, 2008	1,501,635,679	$15	$15,944		—	$—		$(2,732)	$(53)	$(2,098)

(See notes to the consolidated financial statements)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
in millions	2008	2007	2006
Operating Activities
Net loss	$(2,036)	$(495)	$(3,577)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	864	918	725
Deferred income taxes	(334)	(386)	(420)
Stock-based compensation expense	138	122	113
Net loss on investments and notes recievable	78	54	109
Goodwill and intangible asset impairments	2,790	21	56
Purchased research and development	43	85	4,119
Gain on divestitures	(250)
Loss on assets held for sale		560
Fair-value adjustment for sharing of proceeds feature of Abbott stock purchase		8	95
Step-up value of acquired inventory sold			267
Increase (decrease) in cash flows from operating assets and liabilities, excluding the effect of acquisitions and assets held for sale:
Trade accounts receivable	96	(72)	64
Inventories	(120)	(30)	(53)
Prepaid expenses and other assets	(21)	(43)	79
Accounts payable and accrued expenses	392	45	(1)
Income taxes payable and other liabilities	(416)	125	234
Other, net	(8)	22	35
Cash provided by operating activities	1,216	934	1,845

Investing Activities
Property, plant and equipment
Purchases	(362)	(363)	(341)
Proceeds on disposals	2	30	18
Acquisitions
Payments for acquisitions of businesses, net of cash acquired	(21)	(13)	(8,686)
Payments relating to prior period acquisitions	(675)	(248)	(397)
Other investing activity
Proceeds from business divestitures	1,287
Payments for investments in privately held companies and acquisitions of certain technologies	(56)	(123)	(98)
Proceeds from sales of investments in, and collections of notes receivable from, investment portfolio companies	149	243	33
Proceeds from maturities of marketable securities			159
Cash provided by (used for) investing activities	324	(474)	(9,312)

Financing Activities
Debt
Payments on notes payable, capital leases and long-term borrowings	(1,175)	(1,000)	(1,510)
Net (payments on) proceeds from borrowings on credit and security facilities	(250)	246	3
Proceeds from notes payable and long-term borrowings, net of debt issuance costs			8,544
Net payments on commercial paper			(149)
Equity
Proceeds from issuances of shares of common stock	71	132	145
Excess tax benefit relating to stock options	4	2	7
(Payments) proceeds related to issuance of shares of common stock to Abbott		(60)	1,400
Other, net			(1)
Cash (used for) provided by financing activities	(1,350)	(680)	8,439

Effect of foreign exchange rates on cash	(1)	4	7
Net increase (decrease) in cash and cash equivalents	189	(216)	979
Cash and cash equivalents at beginning of year	1,452	1,668	689
Cash and cash equivalents at end of year	$1,641	$1,452	$1,668

	Year Ended December 31,
SUPPLEMENTAL INFORMATION:	2008	2007	2006

Cash paid for income taxes	$468	$475	$199
Cash paid for interest	414	543	383

Non-cash investing activities:
Stock and stock equivalents issued for acquisitions		$90	$12,964

Non-cash financing activities:
Capital lease arrangements		$31

(See notes to the consolidated financial statements)

Note A—Significant Accounting Policies

Principles of Consolidation

Our consolidated financial statements include the accounts of Boston Scientific Corporation and our subsidiaries, all of which we wholly own. We consider the principles of Financial Accounting Standards Board (FASB) Interpretation No. 46(R), Consolidation of Variable Interest Entities; Accounting Research Bulletin No. 51, Consolidation of Financial Statements, and FASB Statement No. 94, Consolidation of All Majority-Owned Subsidiaries, when evaluating whether an entity is subject to consolidation. We assess the terms of our investment interests in entities to determine if any of our investees meet the definition of a variable interest entity (VIE) under Interpretation No. 46(R). We consolidate any VIEs in which we are the primary beneficiary. Our evaluation considers both qualitative and quantitative factors and various assumptions, including expected losses and residual returns. As of December 31, 2008, we did not consolidate any VIEs. We account for investments in companies over which we have the ability to exercise significant influence under the equity method if we hold 50 percent or less of the voting stock.

In the first quarter of 2008, we completed the divestiture of certain non-strategic businesses. Our operating results for the years ended December 31, 2007 and 2006 include a full year of results of these businesses. Our operating results for the year ended December 31, 2008 include the results of these businesses through the date of separation. Refer to Note F – Divestitures and Assets Held for Sale for a description of these business divestitures.

On April 21, 2006, we consummated the acquisition of Guidant Corporation. Our operating results for the years ended December 31, 2008 and 2007 each include a full year of results of our cardiac rhythm management (CRM) business that we acquired from Guidant. Our operating results for the year ended December 31, 2006 include the results of the CRM business beginning on the date of acquisition. Refer to Note D- Acquisitions for further details on the Guidant acquisition, as well as supplemental pro forma financial information which gives effect to the acquisition as though it had occurred at the beginning of 2006.

Reclassifications

We have reclassified certain prior year amounts to conform to the current year’s presentation, including amounts for prior years included in our consolidated statements of operations with respect to intangible asset impairment charges, and amounts included in our consolidated balance sheets with respect to assets held for sale, as well as within Note P – Segment Reporting.

Accounting Estimates

To prepare our consolidated financial statements in accordance with U.S. generally accepted accounting principles, management makes estimates and assumptions that may affect the reported amounts of our assets and liabilities, the disclosure of contingent assets and liabilities at the date of our financial statements and the reported amounts of our revenues and expenses during the reporting period. Our actual results may differ from these estimates.

Cash, Cash Equivalents and Marketable Securities

We record cash and cash equivalents in our consolidated balance sheets at cost, which approximates fair value. We consider all highly liquid investments purchased with a remaining maturity of three months or less at the time of acquisition to be cash equivalents.

We record available-for-sale investments at fair value. We exclude unrealized gains and temporary losses on available-for-sale securities from earnings and report such gains and losses, net of tax, as a separate component of stockholders’ equity until realized. We compute realized gains and losses on sales of available-for-sale securities based on the average cost method, adjusted for any other-than-temporary declines in fair value. We record held-to-maturity securities at amortized cost and adjust for amortization of premiums and accretion of discounts to maturity. We classify investments in debt securities or equity securities that have a readily determinable fair value that we purchase and hold principally for selling them in the near term as trading securities. All of our cash investments at December 31, 2008 and 2007 had maturity dates at date of purchase of less than three months and, accordingly, we have classified them as cash and cash equivalents.

Concentrations of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities, derivative financial instrument contracts and accounts and notes receivable. Our investment policy limits exposure to concentrations of credit risk and changes in market conditions. Counterparties to financial instruments expose us to credit-related losses in the event of nonperformance. We transact our financial instruments with a diversified group of major financial institutions and actively monitor outstanding positions to limit our credit exposure.

We provide credit, in the normal course of business, to hospitals, healthcare agencies, clinics, doctors’ offices and other private and governmental institutions and generally do not require collateral. We perform on-going credit evaluations of our customers and maintain allowances for potential credit losses.

Revenue Recognition

We generate revenue primarily from the sale of single-use medical devices. We consider revenue to be realized or realizable and earned when all of the following criteria are met: persuasive evidence of a sales arrangement exists; delivery has occurred or services have been rendered; the price is fixed or determinable; and collectibility is reasonably assured. We generally meet these criteria at the time of shipment, unless a consignment arrangement exists or we are required to provide additional services. We recognize revenue from consignment arrangements based on product usage, or implant, which indicates that the sale is complete. For our other transactions, we recognize revenue when our products are delivered and risk of loss transfers to the customer, provided there are no substantive remaining performance obligations required of us or any matters requiring customer acceptance, and provided we can form an estimate for sales returns. For multiple-element arrangements, where the sale of devices is combined with future service obligations, as with our LATITUDE® Patient Management System, we defer revenue on the undelivered element based on verifiable objective evidence of fair value, and recognize the associated revenue over the related service period. We present revenue net of sales taxes in our consolidated statements of operations.

We generally allow our customers to return defective, damaged and, in certain cases, expired products for credit. We base our estimate for sales returns upon historical trends and record the amount as a reduction to revenue when we sell the initial product. In addition, we may allow customers to return previously purchased products for next-generation product offerings; for these transactions, we defer recognition of revenue based upon an estimate of the amount of product to be returned when the next-generation products are shipped to the customer.

We offer sales rebates and discounts to certain customers. We treat sales rebates and discounts as a reduction of revenue and classify the corresponding liability as current. We estimate rebates for products where there is sufficient historical information available to predict the volume of expected future rebates. If we are unable to estimate the expected rebates reasonably, we record a liability for the maximum rebate percentage offered. We have entered certain agreements with group purchasing organizations to sell our products to participating hospitals at negotiated prices. We recognize revenue from these agreements following the same revenue recognition criteria discussed above.

Inventories

We state inventories at the lower of first-in, first-out cost or market. We base our provisions for excess and obsolete inventory primarily on our estimates of forecasted net sales. A significant change in the timing or level of demand for our products as compared to forecasted amounts may result in recording additional provisions for excess and obsolete inventory in the future. The industry in which we participate is characterized by rapid product development and frequent new product introductions. Uncertain timing of next-generation product approvals, variability in product launch strategies, product recalls and variation in product utilization all affect our estimates related to excess and obsolete inventory. We record provisions for inventory located in our manufacturing and distribution facilities as cost of products sold. We charge consignment inventory write-downs to selling, general and administrative (SG&A) expense. These write-downs were $16 million in 2008, $35 million in 2007, and $24 million in 2006. Inventories under consignment arrangements were $121 million at December 31, 2008 and $78 million at December 31, 2007.

Property, Plant and Equipment

We state property, plant, equipment, and leasehold improvements at historical cost. We charge expenditures for maintenance and repairs to expense and capitalize additions and improvements. We generally provide for depreciation using the straight-line method at rates that approximate the estimated useful lives of the assets. We depreciate buildings and improvements over a 20 to 40 year life; equipment, furniture and fixtures over a three to seven year life; and leasehold improvements over the shorter of the useful life of the improvement or the term of the lease. We present assets under capital lease arrangements with property, plant and equipment in the accompanying consolidated balance sheets.

Valuation of Business Combinations

We record intangible assets acquired in business combinations under the purchase method of accounting. We allocate the amounts we pay for each acquisition to the assets we acquire and liabilities we assume based on their fair values at the dates of acquisition in accordance with FASB Statement No. 141, Business Combinations, including identifiable intangible assets and purchased research and development which either arise from a contractual or legal right or are separable from goodwill. We base the fair value of identifiable intangible assets and purchased research and development on detailed valuations that use information and assumptions provided by management. We allocate any excess purchase price over the fair value of the net tangible and identifiable intangible assets acquired to goodwill. The use of alternative valuation assumptions, including estimated cash flows and discount rates, and alternative estimated useful life assumptions could result in different purchase price allocations, purchased research and development charges, and intangible asset amortization expense in current and future periods.

In circumstances where the amounts assigned to assets acquired and liabilities assumed exceeds the cost of the acquired entity and the purchase agreement does not provide for contingent consideration that might result in an additional element of cost of the acquired entity that equals or exceeds the excess of fair value over cost, the excess is allocated as a pro rata reduction of the amounts that otherwise would have been assigned to all of the acquired assets, including purchased research and development, except for a) financial assets other than investments accounted for under the equity method, b) assets to be disposed of by sale, c) deferred tax assets, d) prepaid assets relating to pension or other postretirement benefit plans and e) any other current assets.  In those circumstances where an acquisition involves contingent consideration, we recognize an amount equal to the lesser of the maximum amount of the contingent payment or the excess of fair value over cost as a liability.

Purchased Research and Development

Our purchased research and development represents the value of acquired in-process projects that have not yet reached technological feasibility and have no alternative future uses as of the date of acquisition. The primary basis for determining the technological feasibility of these projects is obtaining regulatory approval to market the underlying products in an applicable geographic region. Through December 31, 2008, we have expensed the value attributable to these in-process projects at the time of the acquisition in accordance with accounting standards effective through that date. If the projects are not successful or completed in a timely manner, we may not realize the financial benefits expected for these projects or for the acquisition as a whole. In addition, we record certain costs associated with our alliances as purchased research and development.

We use the income approach to determine the fair values of our purchased research and development. This approach calculates fair value by estimating the after-tax cash flows attributable to an in-process project over its useful life and then discounting these after-tax cash flows back to a present value. We base our revenue assumptions on estimates of relevant market sizes, expected market growth rates, expected trends in technology and expected levels of market share. In arriving at the value of the in-process projects, we consider, among other factors: the in-process projects’ stage of completion; the complexity of the work completed as of the acquisition date; the costs already incurred; the projected costs to complete; the contribution of core technologies and other acquired assets; the expected introduction date; and the estimated useful life of the technology. We base the discount rate used to arrive at a present value as of the date of acquisition on the time value of money and medical technology investment risk factors. For the in-process projects acquired in connection with our recent acquisitions, we used the following ranges of risk-adjusted discount rates to discount our projected cash flows: 34 percent in 2008, 19 percent in 2007, and 13 percent to 17 percent in 2006. We believe that the estimated in-process research and development amounts so determined represent the fair value at the date of acquisition and do not exceed the amount a third party would pay for the projects.

Amortization and Impairment of Intangible Assets

We record intangible assets at historical cost and amortize them over their estimated useful lives.  We use a straight-line method of amortization, unless a method that better reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up can be reliably determined. The approximate useful lives for amortization of our intangible assets is as follows: patents and licenses, two to 20 years; definite-lived core and developed technology, five to 25 years; customer relationships, five to 25 years; other intangible assets, various.

We review intangible assets subject to amortization quarterly to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in the remaining useful life. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in legal factors or business climate that could affect the value of an asset, a product recall, or an adverse action or assessment by a regulator. If an impairment indicator exists, we test the intangible asset for recoverability.  For purposes of the recoverability test, we group our intangible assets with other assets and liabilities at the lowest level of identifiable cash flows if the intangible asset does not generate cash flows independent of other assets and liabilities.  If the carrying value of the intangible asset (asset group) exceeds the undiscounted cash flows expected to result from the use and eventual disposition of the intangible asset (asset group), we will write the carrying value down to the fair value in the period identified. In addition, we review our indefinite-lived intangible assets at least annually for impairment and reassess their classification as indefinite-lived assets. To test for impairment, we calculate the fair value of our indefinite-lived intangible assets and compare the calculated fair values to the respective carrying values.   If the carrying value exceeds the fair value of the indefinite-lived intangible asset, the carrying value is written down to the fair value.

We generally calculate fair value of our intangible assets as the present value of estimated future cash flows we expect to generate from the asset using a risk-adjusted discount rate. In determining our estimated future cash flows associated with our intangible assets, we use estimates and assumptions about future revenue contributions, cost structures and remaining useful lives of the asset (asset group).  The use of alternative assumptions, including estimated cash flows, discount rates, and alternative estimated remaining useful lives could result in different calculations of impairment. See Note E - Goodwill and Other Intangible Assets for more information related to impairment of intangible assets during 2008, 2007 and 2006.

For patents developed internally, we capitalize costs incurred to obtain patents, including attorney fees, registration fees, consulting fees, and other expenditures directly related to securing the patent. We amortize these costs generally over a period of 17 years utilizing the straight-line method, commencing when the related patent is issued. Legal costs incurred in connection with the successful defense of both internally developed patents and those obtained through our acquisitions are capitalized and amortized over the remaining amortizable life of the related patent.

Goodwill Impairment

We test our goodwill balances as of April 1 during the second quarter of each year for impairment. We test our goodwill balances more frequently if indicators are present or changes in circumstances suggest that impairment may exist. In performing the test, we utilize the two-step approach prescribed under FASB Statement No. 142, Goodwill and Other Intangible Assets. The first step requires a comparison of the carrying value of the reporting units, as defined, to the fair value of these units. We have identified our domestic divisions, which in aggregate make up the U.S. reportable segment, and our two international operating segments as our reporting units for purposes of the goodwill impairment test.  To derive the carrying value of our reporting units at the time of acquisition, we assign goodwill to the reporting units that we expect to benefit from the respective business combination. In addition, for purposes of performing our annual goodwill impairment test, assets and liabilities, including corporate assets, which relate to a reporting unit’s operations, and would be considered in determining fair value, are allocated to the individual reporting units. We allocate assets and liabilities not directly related to a specific reporting unit, but from which the reporting unit benefits, based primarily on the respective revenue contribution of each reporting unit. If the carrying value of a reporting unit exceeds its fair value, we will perform the second step of the goodwill impairment test to measure the amount of impairment loss, if any.

The second step of the goodwill impairment test compares the implied fair value of a reporting unit’s goodwill to its carrying value. If we were unable to complete the second step of the test prior to the issuance of our financial statements and an impairment loss was probable and could be reasonably estimated, we would recognize our best estimate of the loss in our current period financial statements and disclose that the amount is an estimate.  We would then recognize any adjustment to that estimate in subsequent reporting periods, once we have finalized the second step of the impairment test.

During the fourth quarter of 2008, we recorded a $2.613 billion goodwill impairment charge associated with our acquisition of Guidant. The decline in our stock price and our market capitalization during the fourth quarter created an indication of potential impairment of our goodwill balance; therefore, we performed an interim impairment test. Key factors contributing to the impairment charge included disruptions in the credit and equity market, and the resulting impacts to weighted-average costs of capital, and changes in CRM market demand relative to our original assumptions at the time of the acquisition. Refer to Note E – Goodwill and Other Intangible Assets for more information.

Investments in Publicly Traded and Privately Held Entities

We account for our publicly traded investments as available-for-sale securities based on the quoted market price at the end of the reporting period. We compute realized gains and losses on sales of available-for-sale securities based on the average cost method, adjusted for any other-than-temporary declines in fair value. We account for our investments for which fair value is not readily determinable in accordance with Accounting Principles Board (APB) Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, Emerging Issues Task Force (EITF) Issue No. 02-14, Whether an Investor Should Apply the Equity Method of Accounting to Investments other than Common Stock and FASB Staff Position Nos. 115-1 and 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.

We account for investments in entities over which we have the ability to exercise significant influence under the equity method if we hold 50 percent or less of the voting stock and the entity is not a variable interest entity in which we are the primary beneficiary. We account for investments in entities over which we do not have the ability to exercise significant influence under the cost method. Our determination of whether we have the ability to exercise significant influence over an entity requires judgment. We consider the guidance in Opinion No. 18, EITF Issue No. 03-16, Accounting for Investments in Limited Liability Companies, and EITF Topic D-46, Accounting for Limited Partnership Investments, in determining whether we have the ability to exercise significant influence over an entity.

For investments accounted for under the equity method, we record the investment initially at cost, and adjust the carrying amount to reflect our share of the earnings or losses of the investee, including all adjustments similar to those made in preparing consolidated financial statements.

Each reporting period, we evaluate our investments to determine if there are any events or circumstances that are likely to have a significant adverse effect on the fair value of the investment. Examples of such impairment indicators include, but are not limited to: a significant deterioration in earnings performance; recent financing rounds at reduced valuations; a significant adverse change in the regulatory, economic or technological environment of an investee; or a significant doubt about an investee’s ability to continue as a going concern. If we identify an impairment indicator, we will estimate the fair value of the investment and compare it to its carrying value. Our estimation of fair value considers all available financial information related to the investee, including valuations based on recent third-party equity investments in the investee. If the fair value of the investment is less than its carrying value, the investment is impaired and we make a determination as to whether the impairment is other-than-temporary. We deem impairment to be other-than-temporary unless we have the ability and intent to hold an investment for a period sufficient for a market recovery up to the carrying value of the investment. Further, evidence must indicate that the carrying value of the investment is recoverable within a reasonable period. For other-than-temporary impairments, we recognize an impairment loss equal to the difference between an investment’s carrying value and its fair value. Impairment losses on our investments are included in other, net in our consolidated statements of operations.

Income Taxes

We utilize the asset and liability method of accounting for income taxes. Under this method, we determine deferred tax assets and liabilities based on differences between the financial reporting and tax bases of our assets and liabilities. We measure deferred tax assets and liabilities using the enacted tax rates and laws that will be in effect when we expect the differences to reverse.

We recognized net deferred tax liabilities of $1.351 billion at December 31, 2008 and $1.605 billion at December 31, 2007. The liabilities relate primarily to deferred taxes associated with our acquisitions. The assets relate primarily to the establishment of inventory and product-related reserves, litigation and product liability reserves, purchased research and development, investment write-downs, net operating loss carryforwards and tax credit carryforwards. In light of our historical financial performance, we believe we will recover substantially all of these assets. We reduce our deferred tax assets by a valuation allowance if, based upon the weight of available evidence, it is more likely than not that we will not realize some portion or all of the deferred tax assets. We consider relevant evidence, both positive and negative, to determine the need for a valuation allowance. Information evaluated includes our financial position and results of operations for the current and preceding years, as well as an evaluation of currently available information about future years.

We do not provide income taxes on unremitted earnings of our foreign subsidiaries where we have indefinitely reinvested such earnings in our foreign operations. It is not practical to estimate the amount of income taxes payable on the earnings that are indefinitely reinvested in foreign operations. Unremitted earnings of our foreign subsidiaries that we have indefinitely reinvested offshore are $9.327 billion at December 31, 2008 and $7.804 billion at December 31, 2007.

We provide for potential amounts due in various tax jurisdictions. In the ordinary course of conducting business in multiple countries and tax jurisdictions, there are many transactions and calculations where the ultimate tax outcome is uncertain. Judgment is required in determining our worldwide income tax provision. In our opinion, we have made adequate provisions for income taxes for all years subject to audit. Although we believe our estimates are reasonable, we can make no assurance that the final tax outcome of these matters will not be different from that which we have reflected in our historical income tax provisions and accruals. Such differences could have a material impact on our income tax provision and operating results in the period in which we make such determination.

Legal, Product Liability Costs and Securities Claims

We are involved in various legal and regulatory proceedings, including intellectual property, breach of contract, securities litigation and product liability suits. In some cases, the claimants seek damages, as well as other relief, which, if granted, could require significant expenditures or impact our ability to sell our products. We are substantially self-insured with respect to product liability claims. We maintain insurance policies providing limited coverage against securities claims. We generally record losses for claims in excess of purchased insurance in earnings at the time and to the extent they are probable and estimable. In accordance with FASB Statement No. 5, Accounting for Contingencies, we accrue anticipated costs of settlement, damages, losses for product liability claims and, under certain conditions, costs of defense, based on historical experience or to the extent specific losses are probable and estimable. Otherwise, we expense these costs as incurred. If the estimate of a probable loss is a range and no amount within the range is more likely, we accrue the minimum amount of the range.  See Note L - Commitments and Contingencies for further discussion of our individual material legal proceedings.

Warranty Obligations

We estimate the costs that we may incur under our warranty programs based on historical experience and record a liability at the time our products are sold. Factors that affect our warranty liability include the number of units sold, the historical and anticipated rates of warranty claims and the cost per claim. We record a reserve equal to the costs to repair or otherwise satisfy the claim. We regularly assess the adequacy of our recorded warranty liabilities and adjust the amounts as necessary. Changes in our product warranty obligations during 2008 consisted of the following (in millions):

Balance as of December 31, 2007	$66
Warranty claims provision	35
Settlements made	(39)
Balance as of December 31, 2008	$62

Costs Associated with Exit Activities

We record employee termination costs in accordance with FASB Statement No. 112, Employer’s Accounting for Postemployment Benefits, if we pay the benefits as part of an on-going benefit arrangement, which includes benefits provided as part of our domestic severance policy or that we provide in accordance with international statutory requirements. We accrue employee termination costs associated with an on-going benefit arrangement if the obligation is attributable to prior services rendered, the rights to the benefits have vested and the payment is probable and we can reasonably estimate the liability. We account for employee termination benefits that represent a one-time benefit in accordance with FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. We record such costs into expense over the employee’s future service period, if any, in accordance with the Statement No. 146 criteria. In addition, in conjunction with an exit activity, we may offer voluntary termination benefits to employees. These benefits are recorded when the employee accepts the termination benefits and the amount can be reasonably estimated. Other costs associated with exit activities may include contract termination costs, including costs related to leased facilities to be abandoned or subleased, and long-lived asset impairments. In addition, through December 31, 2008, we have accounted for costs to exit an activity of an acquired company, costs for involuntary employee termination benefits and relocation costs associated with acquired businesses in accordance with EITF Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination.   We include exit costs in the purchase price allocation of the acquired business if a plan to exit an activity of an acquired company exists, in accordance with the Issue No. 95-3 criteria, and if those costs have no future economic benefit to us and will be incurred as a direct result of the exit plan; or the exit costs represent amounts to be incurred by us under a contractual obligation of the acquired entity that existed prior to the acquisition date.

Translation of Foreign Currency

We translate all assets and liabilities of foreign subsidiaries at the year-end exchange rate and translate sales and expenses at the average exchange rates in effect during the year. We show the net effect of these translation adjustments in the accompanying consolidated financial statements as a component of stockholders’ equity. Foreign currency transaction gains and losses are included in other, net in our consolidated statements of operations net of losses and gains from any related derivative financial instruments. These amounts were not material to our consolidated statements of operations for 2008, 2007, and 2006.

Financial Instruments

We recognize all derivative financial instruments in our consolidated financial statements at fair value in accordance with FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. We record changes in the fair value of derivative instruments in earnings unless we meet deferred hedge accounting criteria. For derivative instruments designated as fair value hedges, we record the changes in fair value of both the derivative instrument and the hedged item in earnings. For derivative instruments designated as cash flow hedges, we record the effective portions of changes in fair value, net of tax, in other comprehensive income until the related hedged third party transaction occurs. For derivative instruments designated as net investment hedges, we record the effective portion of changes in fair value in other comprehensive income as part of the cumulative translation adjustment. We recognize any ineffective portion of our hedges in earnings.

Shipping and Handling Costs

We generally do not bill customers for shipping and handling of our products. Shipping and handling costs of $72 million in 2008, $79 million in 2007, and $85 million in 2006 are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Research and Development

We expense research and development costs, including new product development programs, regulatory compliance and clinical research as incurred. Refer to Purchased Research and Development for our policy regarding in-process research and development acquired in connection with our business combinations.

Employee Retirement Plans

Defined Benefit Plans

In connection with our acquisition of Guidant, we sponsor the Guidant Retirement Plan, a frozen noncontributory defined benefit plan covering a select group of current and former employees. The funding policy for the plan is consistent with U.S. employee benefit and tax-funding regulations. Plan assets, which we maintain in a trust, consist primarily of equity and fixed-income instruments. We also sponsor the Guidant Excess Benefit Plan, a frozen nonqualified plan for certain former officers and employees of Guidant. The Guidant Excess Benefit Plan was funded through a Rabbi Trust that contains segregated company assets used to pay the benefit obligations related to the plan. In addition, certain current and former U.S. and Puerto Rico employees of Guidant are eligible to receive a portion of their healthcare retirement benefits under a frozen defined benefit plan.

We maintain an Executive Retirement Plan, which covers executive officers and division presidents. The plan provides retiring executive officers and division presidents with a lump sum benefit of 1.5 to 2.5 months of salary for each completed year of service, up to a maximum of 36 months’ pay for executive officers and 24 months’ pay for division presidents. Participants may retire with unreduced benefits once retirement conditions have been satisfied. In order to meet the retirement definition under the Executive Retirement Plan, an employee’s age in addition to his or her years of service with Boston Scientific must be at least 65 years, the employee must be at least 55 years old and have been with Boston Scientific for at least five years. In addition, we maintain defined benefit retirement plans covering certain international employees.

In accordance with FASB Statement No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, we use a December 31 measurement date for these plans and record the underfunded portion as a liability, and recognize changes in the funded status through other comprehensive income. The outstanding obligation as of December 31, 2008 is as follows:

(in millions)	Projected Benefit Obligation (PBO)	Less: Fair value of Plan Assets	Underfunded PBO Recognized

Executive Retirement Plan	$16		$16
Guidant Retirement Plan (frozen)	90	$54	36
Guidant Excess Benefit Plan (frozen)	28		28
Guidant Healthcare Retirement Benefit Plan (frozen)	15		15
International Retirement Plans	52	22	30
	$201	$76	$125

The net decrease in the funded status of our plans at December 31, 2008, as compared to December 31, 2007, reported as a reduction to accumulated other comprehensive income was $12 million.

The weighted average assumptions used to determine benefit obligations at December 31, 2008 are as follows:

	Discount Rate	Expected Return on Plan Assets	Healthcare Cost Trend Rate	Rate of Compensation Increase

Executive Retirement Plan	6.25%			4.50%
Guidant Retirement Plan (frozen)	6.25%	7.75%
Guidant Excess Benefit Plan (frozen)	6.25%
Healthcare Retirement Benefit Plan (frozen)	6.00%		5.00%
International Retirement Plans	2.00% - 6.00%	2.00% - 4.10%		3.00% - 5.40%

Defined Contribution Plans

We sponsor a voluntary 401(k) Retirement Savings Plan for eligible employees. Participants may contribute between one percent and twenty-five percent of his or her compensation on an pre-tax basis, and between one percent and ten percent on an after-tax basis, up to established federal limits. We match employee contributions equal to 200 percent for employee contributions up to two percent of employee compensation, and fifty percent for employee contributions greater than two percent, but not exceeding six percent, of pre-tax employee compensation. Participants age 50 and older may also contribute up to an additional $5,000 per year in pre-tax contributions, which we do not match. Total expense for our matching contributions to the plan was $63 million in 2008, $64 million in 2007, and $48 million in 2006.

In connection with our acquisition of Guidant, we sponsored the Guidant Employee Savings and Stock Ownership Plan, which allowed for employee contributions of a percentage of pre-tax earnings, up to established federal limits. Our matching contributions to the plan were in the form of shares of stock, allocated from the Employee Stock Ownership Plan (ESOP). Refer to Note N – Stock Ownership Plans for more information on the ESOP. Total expense for our matching contributions to the plan was $12 million in 2008, $23 million in 2007 and $19 million in 2006. Effective June 1, 2008, this plan was merged into our 401(k) Retirement Savings Plan.

Net Income (Loss) per Common Share

We base net income (loss) per common share upon the weighted-average number of common shares and common stock equivalents outstanding each year. Potential common stock equivalents are determined using the treasury stock method. We exclude stock options whose effect would be anti-dilutive from the calculation.

Note B—Supplemental Balance Sheet Information

Components of selected captions in our accompanying consolidated balance sheets are as follows:

	As of December 31,
	2008	2007
Trade accounts receivable, net
Accounts receivable	$1,533	$1,639
Less: allowances	131	137
	$1,402	$1,502

Inventories
Finished goods	$555	$454
Work-in-process	135	132
Raw materials	163	139
	$853	$725

Sales of the PROMUS® everolimus-eluting stent systems represented approximately four percent of our total net sales in 2008. We are reliant on Abbott Laboratories for our supply of PROMUS® stent systems. Any production or capacity issues that affect Abbott’s manufacturing capabilities or the process for forecasting, ordering and receiving shipments may impact our ability to increase or decrease the level of supply to us in a timely manner; therefore, our supply of PROMUS® stent systems may not align with customer demand, which could have an adverse effect on our operating results. At present, we believe that our supply of PROMUS® stent systems from Abbott is sufficient to meet our current customer demand.

Further, the price we pay Abbott for our supply of PROMUS® stent systems is determined by our contracts with them.  Our cost is based, in part, on previously fixed estimates of Abbott’s manufacturing costs for PROMUS® stent systems and third-party reports of our average selling price of PROMUS® stent systems. Amounts paid pursuant to this pricing arrangement are subject to a retroactive adjustment at pre-determined intervals based on Abbott’s actual costs to manufacture these stent systems for us and our average selling price of PROMUS® stent systems. During 2009, we may make a payment to or receive a payment from Abbott based on the differences between their actual manufacturing costs and the contractually stipulated manufacturing costs and differences between our actual average selling price and third-party reports of our average selling price, in each case, with respect to our purchases of PROMUS® stent systems from Abbott during 2008, 2007 and 2006.

	As of December 31,
	2008	2007
Property, plant and equipment, net
Land	$116	$116
Buildings and improvements	865	801
Equipment, furniture and fixtures	1,824	1,671
Capital in progess	305	304
	3,110	2,892
Less: accumulated depreciation	1,382	1,177
	$1,728	$1,715

Accrued expenses
Legal reserves	$924	$499
Acquisition-related obligations	520	699
Payroll and related liabilities	438	515
Restructuring liabilities	42	137
Other	688	691
	$2,612	$2,541

Other long-term liabilities
Acquisition-related obligations		$465
Legal reserves	$165	495
Accrued income taxes	1,100	1,344
Other long-term liabilities	462	329
	$1,727	$2,633

See Note E - Goodwill and Other Intangible Assets for details on our intangible assets and Note F – Divestitures and Assets Held for Sale for the components of those assets and associated liabilities classified as held for sale in our consolidated balance sheets.

Note C – Fair Value Measurements

We adopted FASB Statement No. 157, Fair Value Measurements, as of January 1, 2008. Statement No. 157 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and expands disclosures about fair value measurements. Statement No. 157 does not require any new fair value measurements; rather, it applies to other accounting pronouncements that require or permit fair value measurements. In February 2008, the FASB released Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which delays the effective date of Statement No. 157 for all nonfinancial assets and nonfinancial liabilities, except for those that are recognized or disclosed at fair value in the financial statements on a recurring basis. In accordance with Staff Position No. 157-2, we have not applied the provisions of Statement No. 157 to the following nonfinancial assets and nonfinancial liabilities:

•	Nonfinancial assets and nonfinancial liabilities initially measured at fair value in a business combination or other new basis event, but not measured at fair value in subsequent reporting periods;

•
Reporting units and nonfinancial assets and nonfinancial liabilities measured at fair value for our goodwill assessments in accordance with FASB Statement No. 142, Goodwill and Other Intangible Assets;

•	Indefinite-lived intangible assets measured at fair value for impairment assessment in accordance with Statement No. 142;

•
Nonfinancial long-lived assets or asset groups measured at fair value for impairment assessment or disposal under FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets; and

•	Nonfinancial liabilities associated with exit or disposal activities initially measured at fair value under FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities.

We will be required to apply the provisions of Statement No. 157 to these nonfinancial assets and nonfinancial liabilities as of January 1, 2009 and are currently evaluating the impact of the application of Statement No. 157 as it pertains to these items. The application of Statement No. 157 for financial assets and financial liabilities did not have a material impact on our financial position, results of operations or cash flows.

On a recurring basis, we measure certain financial assets and financial liabilities at fair value, including our money market funds, available-for-sale investments, interest rate derivative instruments and foreign currency derivative contracts. Statement No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. We base fair value upon quoted market prices, where available. Where quoted market prices or other observable inputs are not available, we apply valuation techniques to estimate fair value.

Statement No. 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The categorization of financial assets and financial liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the measurement of fair value. The three levels of the hierarchy are defined as follows:

•	Level 1 – Inputs to the valuation methodology are quoted market prices for identical assets or liabilities.

•	Level 2 – Inputs to the valuation methodology are other observable inputs, including quoted market prices for similar assets or liabilities and market-corroborated inputs.

•
Level 3 – Inputs to the valuation methodology are unobservable inputs based on management’s best estimate of inputs market participants would use in pricing the asset or liability at the measurement date, including assumptions about risk.

Our investments in money market funds, as well as available-for-sale investments carried at fair value, are generally classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. Our money market funds are classified as cash and cash equivalents within our accompanying condensed consolidated balance sheets, in accordance with our accounting policies, as these funds are highly liquid and readily convertible to known amounts of cash.

During 2008, certain of our publicly traded available-for-sale investments were classified within Level 3 of the fair value hierarchy as they were subject to lock-up agreements.  We used an option pricing model to determine the liquidity discount associated with these lock-up restrictions as a part of our fair value measurement within the framework of Statement No. 157.  In addition, certain of our publicly traded available-for-sale investments were classified within Level 3, as they were marked to fair value based on agreements to sell those investments to a third party.  During 2008, we completed the sale of these investments to the third party (see Note G – Investments and Notes Receivable for further discussion); in addition, none of our available-for-sale securities were subject to lock-up agreements as of December 31, 2008.  Therefore, as of December 31, 2008, none of our investments in available-for-sale securities were classified within Level 3. Our cost method investments are adjusted to fair value only when impairment charges are recorded for other-than-temporary declines in value and are determined using fair value criteria within the framework of Statement No. 157.  As the inputs utilized for the impairment assessment are not based on observable market data, these cost method investments are classified within Level 3 of the fair value hierarchy on a non-recurring basis.

We recognize all derivative financial instruments in our consolidated financial statements at fair value in accordance with FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities.  We determine the fair value of these instruments using the framework prescribed by Statement No. 157, by considering the estimated amount we would receive to sell or transfer these agreements at the reporting date and by taking into account current interest rates, current currency exchange rates, the creditworthiness of the counterparty for assets, and our creditworthiness for liabilities.  In certain instances, we may utilize financial models to measure fair value. Generally, we use inputs that include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; other observable inputs for the asset or liability; and inputs derived principally from, or corroborated by, observable market data by correlation or other means. We have classified our derivative assets and liabilities within Level 2 of the fair value hierarchy because these observable inputs are available for substantially the full term of our derivative instruments.

Fair Value Measured on a Recurring Basis

Financial assets and financial liabilities measured at fair value on a recurring basis consist of the following as of December 31, 2008:

(in millions)	Level 1	Level 2	Level 3	Total

Assets
Money market funds	$690			$690
Available-for-sale investments	1			1
Currency exchange contracts		$132		132
Interest rate swap contracts
	$691	$132		$823

Liabilities
Currency exchange contracts		$195		$195
Interest rate swap contracts		46		46
		$241		$241

In addition to $690 million invested in money market funds as of December 31, 2008, we had $781 million of cash invested in short-term time deposits, and $170 million in interest bearing and non-interest bearing bank accounts.

For assets measured at fair value using significant unobservable inputs (Level 3) as of December 31, 2008, the following table summarizes the change in balances during the year ended December 31, 2008 (in millions):

Balance as of January 1, 2008	$30
Net transfers into Level 3	31
Net sales	(44)
Realized losses related to investment impairments	(1)
Change in unrealized gains/losses related to market prices	(16)
Balance as of December 31, 2008	$—

Unrealized gains/losses are included in other comprehensive income in our accompanying condensed consolidated balance sheets.

Derivative Instruments and Hedging Activities

We develop, manufacture and sell medical devices globally and our earnings and cash flows are exposed to market risk from changes in currency exchange rates and interest rates. We address these risks through a risk management program that includes the use of derivative financial instruments. We operate the program pursuant to documented corporate risk management policies. We do not enter into derivative transactions for speculative purposes.

Currency Hedging

We manage our exposure to foreign currency denominated monetary assets and liabilities on a consolidated basis to take advantage of offsetting transactions. We may use foreign currency denominated borrowings and currency forward contracts to manage the majority of the remaining transaction exposure. These currency forward contracts are not designated as cash flow, fair value or net investment hedges under Statement No. 133; are marked-to-market with changes in fair value recorded to earnings; and are entered into for periods consistent with currency transaction exposures, generally one to six months. These derivative instruments do not subject our earnings or cash flows to material risk since gains and losses on these derivatives generally offset losses and gains on the assets and liabilities being hedged. In addition, changes in currency exchange rates related to any unhedged transactions may impact our earnings and cash flows.

We also use currency forward and option contracts to reduce the risk that our earnings and cash flows, associated with forecasted foreign currency denominated intercompany and third-party transactions, will be affected by currency exchange rate changes. These contracts are designated as foreign currency cash flow hedges under Statement No. 133.  We record the effective portion of any change in the fair value of the foreign currency cash flow hedges in other comprehensive income until the related third-party transaction occurs. Once the related third-party transaction occurs, we reclassify the effective portion of any related gain or loss on the foreign currency cash flow hedge from other comprehensive income to earnings. In the event the hedged forecasted transaction does not occur, or it becomes probable that it will not occur, we would reclassify the effective portion of any gain or loss on the related cash flow hedge from other comprehensive income to earnings at that time. Gains and losses from hedge ineffectiveness were immaterial in 2008, 2007 and 2006. We recognized in earnings net losses of $67 million in 2008, net gains of $20 million during 2007, and net gains of $38 million during 2006 on currency derivative instruments. All cash flow hedges outstanding at December 31, 2008 mature within 36 months. As of December 31, 2008, $6 million of net losses are recorded in other comprehensive income, net of tax, to recognize the effective portion of the fair value of any currency derivative instruments that are, or previously were, designated as foreign currency cash flow hedges, as compared to $58 million at December 31, 2007. At December 31, 2008, $1 million of net gains, net of tax, may be reclassified to earnings within the next twelve months. The success of the hedging program depends, in part, on forecasts of transaction activity in various currencies (primarily Japanese yen, Euro, British pound sterling, Australian dollar and Canadian dollar). We may experience unanticipated currency exchange gains or losses to the extent that there are differences between forecasted and actual activity during periods of currency volatility.  Changes in currency exchange rates related to any unhedged transactions may impact our earnings and cash flows.

Interest Rate Hedging

We use interest rate derivative instruments to manage our exposure to interest rate movements and to reduce borrowing costs by converting floating-rate debt into fixed-rate debt or fixed-rate debt into floating-rate debt. We designate these derivative instruments either as fair value or cash flow hedges under Statement No. 133.  We record changes in the fair value of fair value hedges in other income (expense), which is offset by changes in the fair value of the hedged debt obligation to the extent the hedge is effective. Interest expense includes interest payments made or received under interest rate derivative instruments. We record the effective portion of any change in the fair value of cash flow hedges as other comprehensive income, net of tax, until the hedged cash flow occurs, at which point the effective portion of any gain or loss is reclassified to earnings.

Prior to 2006, we entered into fixed-to-floating interest rate swaps indexed to six-month LIBOR to hedge against potential changes in the fair value of certain of our senior notes. We designated these interest rate swaps as fair value hedges under Statement No. 133 with changes in fair value recorded to earnings offset by changes in the fair value of our hedged senior notes. We terminated these hedges during 2006 and realized a net loss of $14 million, which we recorded to the carrying amount of certain of our senior notes and which are being amortized into earnings over the remaining term of the hedged debt. As of December 31, 2008, the carrying amount of certain of our senior notes included $3 million of unamortized gains and $11 million of unamortized losses related to these interest rate swaps, as compared to $4 million of unamortized gains and $13 million of unamortized losses at December 31, 2007.

During 2005 and 2006, we entered floating-to-fixed treasury locks to hedge potential changes in future cash flows of certain senior note issuances. The objective of these hedges was to reduce potential variability of interest payments on the forecasted senior notes issuance. We designated these treasury locks as cash flow hedges under Statement No. 133. Upon termination of the treasury locks in 2006, we realized net gains of $21 million. At December 31, 2008, we had $8 million of unamortized gain, net of tax, recorded in accumulated other comprehensive income, which we are amortizing into earnings over the term of the hedged debt.  At December 31, 2007, we had $10 million of unamortized gain, net of tax, recorded in accumulated other comprehensive income.

We had floating-to-fixed interest rate swaps indexed to three-month LIBOR outstanding in the notional amount of $4.9 billion at December 31, 2008 and $1.5 billion at December 31, 2007. The objective of these derivative instruments is to hedge against variability in our future interest payments on our LIBOR-indexed floating-rate loans as a result of changes in LIBOR. Three-month LIBOR approximated 1.425 percent at December 31, 2008 and 4.70 percent at December 31, 2007. We designated these interest rate swaps as cash flow hedges under Statement No. 133, and record fluctuations in the fair value of these derivative instruments as unrealized gains or losses in other comprehensive income, net of tax, until the hedged cash flow occurs. At December 31, 2008, we recorded a net unrealized loss of $28 million, net of tax, in other comprehensive income to recognize the fair value of these interest rate derivative instruments, as compared to $11 million of net unrealized losses at December 31, 2007.

We recognized $20 million of net losses in earnings related to all current and prior interest rate derivative contracts in 2008 as compared to net losses of $2 million in 2007, and net gains of $2 million in 2006. At December 31, 2008, $26 million of net losses, net of tax, may be reclassified to earnings within the next twelve months.

Fair Value Measured on a Non-Recurring Basis

During 2008, we recorded impairment charges on certain of our cost method investments and adjusted the carrying amount of those investments to fair value, as we deemed the decline in the value of those assets to be other-than-temporary.  These impairment charges relate primarily to our investments in, and notes receivable from, certain entities that we agreed to sell during the second quarter of 2008.  See Note G – Investments and Notes Receivable for further discussion. These cost method investments fall within Level 3 of the fair value hierarchy, due to the use of significant unobservable inputs to determine fair value, as the investments are in privately held entities without quoted market prices.  To determine the fair value of those investments, we used all available financial information related to the entities, including information based on recent third-party equity investments in these entities and information from our agreements to sell certain of these investments.  The following summarizes changes to the carrying amount of these investments during the year ended December 31, 2008 (in millions):

Balance at January 1, 2008	$24
Net transfers into Level 3	156
Net sales	(48)
Other-than-temporary impairments	(112)
Balance at December 31, 2008	$20

Other Fair Value Disclosures

The fair value of our long-term debt obligations was $6.184 billion at December 31, 2008 and $7.603 billion at December 31, 2007. Refer to Note I – Borrowings and Credit Arrangements for a discussion of our debt obligations.

Note D—Acquisitions

During 2008, we paid approximately $40 million in cash to acquire CryoCor, Inc. and Labcoat, Ltd. During 2007, we paid approximately $100 million through a combination of cash and common stock to acquire EndoTex Interventional Systems, Inc. and $70 million in cash to acquire Remon Medical Technologies, Inc.  During 2006, we paid $28.4 billion to acquire Guidant through a combination of cash, common stock, and fully vested stock options.

Our consolidated financial statements include the operating results for each acquired entity from its respective date of acquisition. Pro forma information for 2006 related to our acquisition of Guidant is included in the section that follows. We do not present pro forma information for our other acquisitions given the immateriality of their results to our consolidated financial statements.

2008 Acquisitions

In December 2008, we completed the acquisition of the assets of Labcoat, Ltd., for a purchase price of $17 million, net of cash acquired. We may also be required to make future payments contingent upon Labcoat achieving certain performance milestones. Labcoat is developing a novel technology for coating drug-eluting stents. We intend to use this technology in future generations of our drug-eluting stent products.

In May 2008, we completed our acquisition of 100 percent of the fully diluted equity of CryoCor, Inc., and paid a cash purchase price of $21 million, net of cash acquired. CryoCor is developing products using cryogenic technology for use in treating atrial fibrillation. The acquisition was intended to allow us to further pursue therapeutic solutions for atrial fibrillation in order to advance our existing CRM and Electrophysiology product lines.

2007 Acquisitions

In January 2007, we completed our acquisition of 100 percent of the fully diluted equity of EndoTex Interventional Systems, Inc., a developer of stents used in the treatment of stenotic lesions in the carotid arteries. We issued approximately five million shares of our common stock valued at $90 million and paid approximately $10 million in cash, in addition to our previous investments of approximately $40 million, to acquire the remaining interests of EndoTex.  In addition, we may be required to pay future consideration that is contingent upon EndoTex achieving certain performance-related milestones. The acquisition was intended to expand our carotid artery disease technology portfolio.

In August 2007, we completed our acquisition of 100 percent of the fully diluted equity of Remon Medical Technologies, Inc.  Remon is a development-stage company focused on creating communication technology for medical device applications. We paid approximately $70 million in cash, net of cash acquired, in addition to our previous investments of $3 million, to acquire the remaining interests of Remon. We may also be required to make future payments contingent upon Remon achieving certain performance milestones. The acquisition was intended to expand our sensor and wireless communication technology portfolio and complement our existing CRM product line.

2006 Acquisitions

On April 21, 2006, we acquired 100 percent of the fully diluted equity of Guidant Corporation for a purchase price of $21.7 billion, net of cash acquired, which included: $7.8 billion in cash; 577 million shares of our common stock at an estimated fair value of $12.5 billion; approximately 40 million of our fully vested stock options granted to Guidant employees at an estimated fair value of $450 million; $97 million associated with the buyout of options of certain former vascular intervention and endovascular solutions Guidant employees; and $770 million of direct acquisition costs, including a $705 million payment made to Johnson & Johnson in connection with the termination of its merger agreement with Guidant. Partially offsetting the purchase price was $6.7 billion of cash that we acquired, including $4.1 billion in connection with Guidant’s prior sale of its vascular intervention and endovascular solutions businesses to Abbott Laboratories. The remaining cash relates to cash on hand at the time of closing. There is no potential contingent consideration payable to the former Guidant shareholders.

Upon the closing of the acquisition, each share of Guidant common stock (other than shares owned by Guidant and Boston Scientific) was converted into (i) $42.00 in cash, (ii) 1.6799 shares of Boston Scientific common stock, and (iii) $0.0132 in cash per share for each day beginning on April 1 through the closing date of April 21, representing an additional $0.28 per share. The number of Boston Scientific shares issued for each Guidant share was based on an exchange ratio determined by dividing $38.00 by the average closing price of Boston Scientific common stock during the 20 consecutive trading day period ending three days prior to the closing date, so long as the average closing price during that period was between $22.62 and $28.86. If the average closing price during that period was below $22.62, the merger agreement specified a fixed exchange ratio of 1.6799 shares of Boston Scientific common stock for each share of Guidant common stock. Because the average closing price of Boston Scientific common stock during that period was less than $22.62, Guidant shareholders received 1.6799 Boston Scientific shares for each share of Guidant common stock.

We measured the fair value of the 577 million shares of our common stock issued as consideration in conjunction with our acquisition of Guidant under Statement No. 141, and EITF Issue No. 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination. We determined the measurement date to be April 17, 2006, the first date on which the average 20-day closing price fell below $22.62 and the number of Boston Scientific shares to be issued according to the exchange ratio became fixed without subsequent revision. We valued the securities based on average market prices a few days before and after the measurement date (beginning on April 12 and ending on April 19), which did not include any dates after the April 21 closing date of the acquisition. The weighted-average stock price so determined was $21.68.

To finance the cash portion of the Guidant acquisition, we borrowed $6.6 billion consisting of a $5.0 billion five-year term loan and a $700 million 364-day interim credit facility loan from a syndicate of commercial and investment banks, as well as a $900 million subordinated loan from Abbott. See Note I - Borrowings and Credit Arrangements for further details regarding the debt issued to finance the cash portion of the Guidant acquisition.

We made our offer to acquire Guidant after the execution of a merger agreement between Guidant and Johnson & Johnson. On January 25, 2006, Guidant terminated the Johnson & Johnson merger agreement and, in connection with the termination, Guidant paid Johnson & Johnson a termination fee of $705 million. We then reimbursed Guidant for the full amount of the termination fee paid to Johnson & Johnson.

Abbott Transaction

On April 21, 2006, before the closing of the Boston Scientific-Guidant transaction, Abbott acquired Guidant’s vascular intervention and endovascular solutions businesses for:

•	an initial payment of $4.1 billion in cash at the Abbott transaction closing;
•
a milestone payment of $250 million upon receipt of an approval from the U.S. Food and Drug Administration (FDA) within ten years after the Abbott transaction closing to market and sell an everolimus-eluting stent in the U.S.; and

•
a milestone payment of $250 million upon receipt of an approval from the Japanese Ministry of Health, Labor and Welfare within ten years after the Abbott transaction closing to market and sell an everolimus-eluting stent in Japan.

Further, Abbott purchased from us approximately 65 million shares of our common stock for $1.4 billion, or $21.66 per share. Abbott agreed not to sell any of these shares of common stock for six months following the transaction closing unless the average price per share of our common stock over any consecutive 20-day trading period during that six-month period exceeded $30.00. In addition, during the 18-month period following the transaction closing, Abbott was precluded from, in any one-month period, selling more than 8.33 percent of these shares of our common stock. Abbott was required to sell all of these shares of our common stock no later than 30 months following the April 21, 2006 acquisition date, and apply a portion of the net proceeds from its sale of these shares of our common stock in excess of specified amounts, if any, to reduce the principal amount of the loan from Abbott to us (sharing of proceeds feature). As of the first quarter of 2008, Abbott had sold all of its shares of our common stock, and no amounts were applied as a reduction of the loan.

We determined the fair value of the sharing of proceeds feature of the Abbott stock purchase as of April 21, 2006 to be $103 million and recorded this amount as an asset received in connection with the sale of the Guidant vascular intervention and endovascular solutions business to Abbott. We revalued this instrument each reporting period, and recorded net expense of approximately $8 million during 2007 and $95 million during 2006 to reflect a decrease in fair value. There was no income or expense associated with this instrument in 2008 prior to Abbott selling all of its shares of our common stock.

We used a Monte Carlo simulation methodology in determining the value of the sharing of proceeds feature. We estimated the fair value on April 21, 2006 using the following assumptions.

BSX stock price	$22.49
Expected volatility	30%
Risk-free interest rate	4.9%
Credit spread	0.35%
Expected dividend yield	0%
Contractual term to expiration (years)	2.5
Notional shares	64,635,272

In connection with the Abbott transaction, we agreed to issue Abbott additional shares of our common stock having an aggregate value of up to $60 million eighteen months following the transaction closing to reimburse Abbott for a portion of its cost of borrowing $1.4 billion to purchase the shares of our common stock. We recorded the $60 million obligation as a liability assumed in connection with the sale of Guidant’s vascular intervention and endovascular solutions businesses to Abbott. In October 2007, we modified our agreement with Abbott, and paid this obligation in cash, rather than in shares of our common stock.

Prior to the Abbott transaction closing, Boston Scientific and Abbott entered transition services agreements under which (i) we were to provide or make available to the Guidant vascular and endovascular solutions businesses acquired by Abbott those services, rights, properties and assets of Guidant that were not included in the assets purchased by Abbott and that are reasonably required by Abbott to enable them to conduct the Guidant vascular and endovascular solutions businesses substantially as conducted at the time of the Abbott transaction closing; and (ii) Abbott was to provide or make available to us those services, rights, properties and assets reasonably required by Boston Scientific to enable it to conduct the business conducted by

Guidant, other than the Guidant vascular and endovascular solutions businesses, in substantially the same manner as conducted as of the Abbott transaction closing, to the extent those services, rights, properties and assets were included in the assets purchased by Abbott. As of December 31, 2008, all but one of these transition services agreements had expired; the remaining agreement will expire at the end of 2009.

Purchase Price

We accounted for the acquisition of Guidant as a purchase under U.S. GAAP. Under the purchase method of accounting, we recorded the assets and liabilities of Guidant as of the acquisition date at their respective fair values, and consolidated them with those of legacy Boston Scientific. The preparation of the valuation required the use of significant assumptions and estimates. Critical estimates included, but were not limited to, future expected cash flows and the applicable discount rates as of the date of the acquisition.

The purchase price, net of cash acquired, is as follows (in millions):

Consideration to Guidant
Cash portion of consideration	$14,527
Fair value of Boston Scientific common stock	12,514
Fair value of Boston Scientific options exchanged for Guidant stock options	450
Buyout of options for certain former employees	97
27,588

Other acquisition-related costs
Johnson & Johnson termination fee	705
Other direct acquisition costs	65
Total purchase price	28,358
Less: cash acquired	6,708
Purchase price, net of cash acquired	$21,650

The fair value of the Boston Scientific stock options exchanged for Guidant options was included in the purchase price due to the fact that the options were fully vested. We estimated the fair value of these options using a Black-Scholes option-pricing model. We estimated the fair value of the stock options assuming no expected dividends and the following weighted-average assumptions:

Expected term (in years)	2.4
Expected volatility	30%
Risk-free interest rate	4.9%
Stock price on date of grant	$22.49
Weighted-average exercise price	$13.11

Purchase Price Allocation

The following summarizes the Guidant purchase price allocation (in millions):

Cash	$6,708
Intangible assets subject to amortization	7,719
Goodwill	12,516
Other assets	2,400
Purchased research and development	4,169
Current liabilities	(1,881)
Net deferred income taxes	(2,497)
Exit costs	(161)
Other long-term liabilities	(701)
Deferred cost, ESOP	86
Total purchase price	28,358
Less: cash acquired	6,708
Purchase price, net of cash acquired	$21,650

We allocated the purchase price to specific intangible asset categories as follows:

	Amount Assigned (in millions)	Weighted Average Amortization Period (in years)	Risk-Adjusted Discount Rates used in Purchase Price Allocation
Amortizable intangible assets
Technology - core	$6,142	25	10%-16%
Technology - developed	885	6	10%
Customer relationships	688	15	10%-13%
Other	4	10	10%
	$7,719	22

Purchased research and development	$4,169		13%-17%

Goodwill	$12,516

We believe that the estimated intangible assets and purchased research and development so determined represent the fair value at the date of acquisition and do not exceed the amount a third party would pay for the assets. We used the income approach to determine the fair value of the amortizable intangible assets and purchased research and development. We valued and accounted for the identified intangible assets and purchased research and development in accordance with our policy as described in Note A - Significant Accounting Policies.

The core technology consists of technical processes, intellectual property, and institutional understanding with respect to products or processes that were developed by Guidant and that we will leverage in future products or processes. Core technology represents know-how, patented and unpatented technology, testing methodologies and hardware that will be carried forward from one product generation to the next. Over 90 percent of the value assigned to core technology is associated with Guidant’s CRM products and includes battery and capacitor technology, lead technology, software algorithms, and interfacing for shocking and pacing.

The developed technology acquired from Guidant represents the value associated with marketed products that had received FDA approval as of the acquisition date. Guidant’s marketed products as of the acquisition date included:

•
Implantable cardioverter defibrillator (ICD) systems used to detect and treat abnormally fast heart rhythms (tachycardia) that could result in sudden cardiac death, including implantable cardiac resynchronization therapy defibrillator (CRT-D) systems used to treat heart failure;

•
Implantable pacemaker systems used to manage slow or irregular heart rhythms (bradycardia), including implantable cardiac resynchronization therapy pacemaker (CRT-P) systems used to treat heart failure; and

•	Cardiac surgery systems used to perform cardiac surgical ablation, endoscopic vein harvesting and clampless beating-heart bypass surgery.

We sold the Cardiac Surgery business we acquired with Guidant in a separate transaction in 2008.  Refer to Note F– Divestitures and Assets Held for Sale for further information.

Customer relationships represent the estimated fair value of the non-contractual customer relationships Guidant had with physician customers as of the acquisition date. The primary physician users of Guidant’s largest selling products include electrophysiologists, implanting cardiologists, cardiovascular surgeons, and cardiac surgeons. These relationships were valued separately from goodwill as Guidant (i) had information about and had regular contact with its physician customers and (ii) the physician customers had the ability to make direct contact with Guidant. We used the income approach to estimate the fair value of customer relationships as of the acquisition date.

Various factors contributed to the establishment of goodwill, including: the strategic benefit of entering the CRM market and diversifying our product portfolio; the value of Guidant’s highly trained assembled workforce as of the acquisition date; the expected revenue growth over time that is attributable to expanded indications and increased market penetration from future products and customers; the incremental value to our existing Interventional Cardiology business from having two drug-eluting stent platforms; and the synergies expected to result from combining infrastructures, reducing combined operational spend and program reprioritization. During 2008, we recorded a $2.613 billion goodwill impairment charge associated with our acquisition of Guidant. Refer to Note E – Goodwill and Other Intangible Assets for more information.

Pro Forma Results of Operations

The following unaudited pro forma information presents a summary of consolidated results of our operations and Guidant’s, as if the acquisition, the Abbott transaction and the financing for the acquisition had occurred at the beginning of 2006. We have adjusted the historical consolidated financial information to give effect to pro forma events that are (i) directly attributable to the acquisition and (ii) factually supportable. We present the unaudited pro forma condensed consolidated financial information for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the acquisition, the sale of the Guidant vascular intervention and endovascular solutions businesses to Abbott and the financing transactions with Abbott and other lenders been completed at the beginning of the period. Pro forma adjustments are tax-effected at our effective tax rate.

Year Ended
in millions, except per share data	December 31, 2006
(unaudited)

Net sales	$8,533
Net loss	(3,916)

Net loss per share - basic	$(2.66)
Net loss per share - assuming dilution	$(2.66)

The unaudited pro forma net loss includes $480 million for the amortization of purchased intangible assets, as well as the following non-recurring charges: purchased research and development of $4.169 billion; $267 million associated with the step-up value of acquired inventory sold; a tax charge for the drug-eluting stent license right obtained from Abbott; and $95 million for the fair value adjustment related to the sharing of proceeds feature of the Abbott stock purchase. In connection with the accounting for the acquisition of Guidant, we wrote up inventory acquired from manufacturing cost to fair value.

Costs Associated with Exit Activities

Included in the final Guidant purchase price allocation is $161 million associated with exit activities accrued pursuant to Issue No. 95-3. As of the acquisition date, management began to assess and formulate plans to exit certain Guidant activities.  As a result of these exit plans, we made severance, relocation and change-in-control payments. The majority of the exit costs relate to our first quarter 2007 reduction of the acquired CRM workforce. The affected workforce included primarily research and development employees, although employees within sales and marketing and certain other functions were also impacted.  We also made smaller workforce reductions internationally across multiple functions in order to eliminate duplicate facilities and rationalize our distribution network in certain countries.  During 2007 and 2008, we reduced our estimate for Guidant-related exit costs in accordance with Issue No. 95-3. A rollforward of the components of our accrual for Guidant-related and other exit costs is as follows:

	Workforce Reductions	Relocation Costs	Contractual Commitments	Total
Balance as of January 1, 2006
Purchase price adjustments	$190	$15	$30	$235
Charges utilized	(27)	(5)	(5)	(37)
Balance as of December 31, 2006	163	10	25	198
Purchase price adjustments	(63)	(2)	(7)	(72)
Charges utilized	(85)	(6)	(9)	(100)
Balance as of December 31, 2007	15	2	9	26
Purchase price adjustments	(1)	(1)		(2)
Charges utilized	(4)	(1)	(3)	(8)
Balance as of December 31, 2008	$10	$—	$6	$16

Payments Related to Prior Period Acquisitions

During 2008, we paid $675 million related to prior period acquisitions, consisting primarily of a $650 million fixed payment made to the principal former shareholders of Advanced Bionics Corporation in connection with our 2007 amendment to the original merger agreement, which was accrued at December 31, 2007. During 2007, we paid $248 million for acquisition-related payments associated primarily with Advanced Bionics, of which approximately $220 million was accrued at December 31, 2006. During 2006, we paid $397 million for acquisition-related payments associated primarily with Advanced Bionics, CryoVascular Systems, Inc. and Smart Therapeutics, Inc.

Certain of our acquisitions involve the payment of contingent consideration. Payment of the additional consideration is generally contingent on the acquired company reaching certain performance milestones, including attaining specified revenue levels, achieving product development targets or obtaining regulatory approvals. In August 2007, we entered an agreement to amend our 2004 merger agreement with the principal former shareholders of Advanced Bionics Corporation. Previously, we were obligated to pay future consideration contingent primarily on the achievement of future performance milestones. The amended agreement provides a new schedule of consolidated, fixed payments, consisting of $650 million that was paid in January 2008, and $500 million payable in March 2009. The fair value of these payments, determined to be $1.115 billion, was accrued at December 31, 2007. As of December 31, 2008, we have accrued $497 million representing the fair value of the payment to be made in March 2009. These payments will be the final payments made to Advanced Bionics. See Note F – Divestitures and Assets Held for Sale for further discussion of the amendment. As of December 31, 2008, the estimated maximum potential amount of future contingent consideration (undiscounted) that we could be required to make associated with our other business combinations, excluding Advanced Bionics, some of which may be payable in common stock, is approximately $650 million. The milestones associated with the contingent consideration must be reached in certain future periods ranging from 2009 through 2022. The estimated cumulative specified revenue level associated with these maximum future contingent payments is approximately $2.4 billion.

Purchased Research and Development

In 2008, we recorded $43 million of purchased research and development charges, including $17 million associated with our acquisition of Labcoat, Ltd., $8 million attributable to our acquisition of CryoCor, Inc., and $18 million associated with entering certain licensing and development arrangements.

The $17 million of in-process research and development associated with our acquisition of Labcoat, Ltd. relates to their in-process coating technology for drug-eluting stents. The $8 million of purchased research and development associated with CryoCor relates to their cryogenic technology for use in the treatment of atrial fibrillation.

In 2007, we recorded $85 million of purchased research and development, including $75 million associated with our acquisition of Remon Medical Technologies, Inc., $13 million resulting from the application of equity method accounting for one of our strategic investments, and $12 million associated with payments made for certain early-stage CRM technologies. Additionally, in June 2007, we terminated our product development agreement with Aspect Medical Systems relating to brain monitoring technology that Aspect has been developing to aid the diagnosis and treatment of depression, Alzheimer’s disease and other neurological conditions. As a result, we recognized a credit to purchased research and development of approximately $15 million during 2007, representing future payments that we would have been obligated to make prior to the termination of the agreement. We do not expect the termination of the agreement to impact our future operations or cash flows materially.

The $75 million of in-process research and development acquired with Remon relates to their pressure-sensing system development project, which we intend to combine with our existing CRM devices. As of December 31, 2008, we estimate that the total cost to complete the development project is between $75 million and $80 million. We expect to launch devices using pressure-sensing technology in 2012 in our EMEA region and certain Inter-Continental countries, in the U.S. in 2015, and Japan in 2016, subject to regulatory approvals. We expect material net cash inflows from such products to commence in 2015, following the launch of this technology in the U.S.

In 2006, we recorded $4.119 billion of purchased research and development, including a charge of approximately $4.169 billion associated with the in-process research and development obtained in conjunction with the Guidant acquisition; a credit of $67 million resulting primarily from the reversal of accrued contingent payments due to the cancellation of the TriVascular AAA program; and an expense of $17 million resulting primarily from the application of equity method accounting for one of our investments.

The $4.169 billion of purchased research and development associated with the Guidant acquisition consists primarily of approximately $3.26 billion for acquired CRM-related technology and $540 million for drug-eluting stent technology shared with Abbott. The purchased research and development value associated with the Guidant acquisition also includes $369 million representing the estimated fair value of the potential milestone payments of up to $500 million that we may receive from Abbott upon its receipt of regulatory approvals for certain products. We recorded the amounts as purchased research and development at the acquisition date because the receipt of the payments was dependent on future research and development activity and regulatory approvals, and the asset had no alternative future use as of the acquisition date. In 2008, Abbott received FDA approval and launched its XIENCE V™ everolimus-eluting coronary stent system in the U.S., and paid us $250 million, which we recognized as a gain in our consolidated financial statements. Under the terms of the agreement, we are entitled to receive a second milestone payment of $250 million from Abbott upon receipt of an approval from the Japanese Ministry of Health, Labour and Welfare to market the XIENCE V™ stent system in Japan. If received, we will record this receipt as a gain in our consolidated financial statements at the time of receipt.

The most significant in-process purchased research and development projects acquired from Guidant included the next-generation CRM pulse generator platform and rights to the everolimus-eluting stent technology that we share with Abbott. The next-generation pulse generator platform incorporates new components and software while leveraging certain existing intellectual property, technology, manufacturing know-how and institutional knowledge of Guidant. We expect to leverage this platform across all CRM product families, including ICD systems, cardiac resynchronization therapy (CRT) devices and pacemaker systems, to treat electrical dysfunction in the heart. During 2008, we substantially completed the in-process CRM pulse generator project with the regulatory approval and launch of the COGNIS® CRT-D and TELIGEN® ICD devices in the U.S., our EMEA region and certain Inter-Continental countries. We expect to launch the INGENIO™ pacemaker system, utilizing this platform in both EMEA and the U.S. in the first half of 2011. As of December 31, 2008, we estimate that the total cost to complete the INGENIO™ technology is between $30 million and $35 million and expect material net cash inflows from the INGENIO™ device to commence in the second half of 2011.

The $540 million attributable to everolimus-eluting stent technology represents the estimated fair value of the rights to Guidant’s everolimus-based drug-eluting stent technology we share with Abbott. In December 2006, we launched the PROMUS® everolimus-eluting coronary stent system, supplied to us by Abbott, in certain European countries. In 2007, we expanded our launch in Europe, as well as in key countries in other regions and, in July 2008, launched in the U.S. We expect to launch an internally developed and manufactured next-generation everolimus-based stent in late 2009 and in the U.S. and Japan in mid-2012. We expect that net cash inflows from our internally developed and manufactured everolimus-based drug-eluting stent, the PROMUS® Element™, will commence in 2010. As of December 31, 2008, we estimate that the cost to complete our internally manufactured next-generation everolimus-eluting stent technology project is between $150 million and $175 million.

Note E—Goodwill and Other Intangible Assets

The gross carrying amount of goodwill and other intangible assets and the related accumulated amortization for intangible assets subject to amortization is as follows:

	As of December 31, 2008		As of December 31, 2007
(in millions)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable intangible assets
Technology - core	$6,564	$854	$6,596	$526
Technology - developed	1,026	664	1,096	515
Patents	564	264	579	257
Other intangible assets	791	210	806	142
	$8,945	$1,992	$9,077	$1,440
Unamortizable intangible assets
Goodwill	$12,421		$15,103
Technology - core	291		327
	$12,712		$15,430

During the fourth quarter of 2008, we performed an interim goodwill impairment test on our U.S. CRM reporting unit, acquired with Guidant, and recorded a $2.613 billion goodwill impairment charge. The interim test was performed because the decline in our stock price and corresponding market capitalization during the fourth quarter created an indication of potential impairment of our goodwill balance. As the majority of the goodwill associated with our acquisition of Guidant is allocated to the U.S. CRM reporting unit, this unit is most impacted by subsequent changes in fair value. The key factors that contributed to the U.S. CRM goodwill impairment charge included disruptions in the credit and equity markets, and the resulting increase to weighted-average costs of capital; and reductions in CRM market demand relative to our assumptions at the time of the Guidant acquisition. At the time of the Guidant acquisition in 2006, we expected average U.S. net sales growth rates in the mid-teens. Due to changes in end market demand, we now expect average U.S. net sales growth rates in the mid to high single digits.

We used the income approach to determine the fair value of the U.S. CRM reporting unit acquired as part of the Guidant transaction and the amount of the goodwill impairment charge. This approach calculates fair value by estimating the after-tax cash flows attributable to a reporting unit and then discounting these after-tax cash flows to a present value using a risk-adjusted discount rate.  This methodology is consistent with how we estimate the fair value of our reporting units during our annual goodwill impairment tests. In applying the income approach to calculate the fair value of the U.S. CRM reporting unit, we used reasonable estimates and assumptions about future revenue contributions and cost structures. In addition, the application of the income approach requires judgment in determining a risk-adjusted discount rate; at the reporting unit level, we based this determination on estimates of weighted-average costs of capital of a market participant. We performed a peer company analysis and considered the industry weighted-average return on debt and equity from a market participant perspective. Given the disruptions in the credit and equity markets, this weighted-average return increased 150 basis points between our annual test performed in the second quarter of 2008, and the interim test performed during the fourth quarter. The long-term growth rates for our U.S. CRM reporting unit underlying our interim test at December 31, 2008 are largely consistent with those applied in the annual test during the second quarter of 2008.

To calculate the amount of the goodwill impairment charge, we allocated the fair value of the U.S. CRM reporting unit to all of its assets and liabilities, including certain unrecognized intangible assets, in order to determine the implied fair value of goodwill at December 31, 2008. This allocation process required judgment and the use of additional valuation assumptions in deriving the individual fair values of our U.S. CRM reporting unit’s assets and liabilities as if the U.S. CRM reporting unit had been acquired in a business combination. We believe our determined fair values and the resulting goodwill impairment charge are based on reasonable assumptions and represent the best estimate of these amounts at December 31, 2008. The goodwill impairment charge has been excluded from the determination of segment income considered by management.

In addition, during 2008, we reduced our future revenue and cash flow forecasts associated with certain of our Peripheral Interventions-related intangible assets, primarily as a result of a recall of one of our products.  Therefore, we tested these intangible assets for impairment, in accordance with our accounting policies, and determined that these assets were impaired, resulting in a $131 million charge to write down these intangible assets to their fair value. Further, as a result of significantly lower than forecasted sales of certain of our Urology products, due to lower than anticipated market penetration, we determined that certain of our Urology-related intangible assets were impaired, resulting in a $46 million charge to write down these intangible assets to their fair value. These amounts have been excluded from the determination of segment income considered by management.

The intangible asset category and associated write down is as follows (in millions):

Technology - core	$126
Other intangible assets	51
$177

In 2007, we recorded intangible asset impairment charges of $21 million associated with our acquisition of Advanced Stent Technologies (AST), due to our decision to suspend further significant funding of R&D with respect to the Petal™ bifurcation stent. In 2006, we recorded intangible asset impairment charges of $23 million attributable to the cancellation of the AAA stent-graft program we acquired with TriVascular, Inc. In addition, we recorded intangible asset write-offs of $21 million associated with developed technology obtained as part of our 2005 acquisition of Rubicon Medical Corporation, and $12 million associated with our Real-time Position Management® System (RPM)™ technology, due to our decision to cease investment in these technologies.

Our core technology that is not subject to amortization represents technical processes, intellectual property and/or institutional understanding acquired through business combinations that is fundamental to the on-going operations of our business and has no limit to its useful life. Our core technology that is not subject to amortization is comprised primarily of certain purchased stent and balloon technology, which is foundational to our continuing operations within the Cardiovascular market and other markets within interventional medicine. We amortize all other core technology over its estimated useful life.

Estimated amortization expense for each of the five succeeding fiscal years based upon our intangible asset portfolio at December 31, 2008 is as follows:

Fiscal Year	Estimated Amortization Expense (in millions)
2009	$491
2010	478
2011	387
2012	343
2013	334

Goodwill as of December 31 as allocated to our U.S., EMEA, Japan and Inter-Continental segments for purposes of our goodwill impairment testing is presented below. Our U.S. goodwill is further allocated to our U.S. reporting units for our goodwill testing in accordance with Statement No. 142. During the first quarter of 2009, we reorganized our international business, and therefore, revised our reportable segments to reflect the way we currently manage and view our business. Refer to Note P – Segment Reporting for more information on our reporting structure and segment results. We have reclassified previously reported 2007 and 2006 goodwill balances and activity by segment to be consistent with the 2008 presentation.

(in millions)	United States	EMEA	Japan	Inter- Continental	Total
Balance as of January 1, 2007	$9,529	$3,955	$575	$569	$14,628
Purchase price adjustments	77	54	6	5	142
Goodwill acquired	34	10	4	4	52
Contingent consideration	924	139	42	41	1,146
Goodwill reclassified to assets held for sale	(311)	(1)	(1)		(313)
Goodwill written off	(478)	(46)	(14)	(14)	(552)
Balance as of December 31, 2007	$9,775	$4,111	$612	$605	$15,103
Purchase price adjustments	(7)	(38)	(15)	(14)	(74)
Contingent consideration	5				5
Goodwill written off	(2,613)				(2,613)
Balance as of December 31, 2008	$7,160	$4,073	$597	$591	$12,421

During 2007, we determined that certain of our businesses were no longer strategic to our on-going operations. Therefore, in conjunction with the anticipated sales of our Auditory, Cardiac Surgery and Vascular Surgery businesses, we recorded $552 million of goodwill write-downs in 2007 in accordance with FASB Statement No. 142, Goodwill and Other Intangible Assets, and FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-lived Assets.  In addition, in accordance with Statement No. 144, we present separately the assets of the disposal groups, including the related goodwill, as ‘assets held for sale’ within our consolidated balance sheets.  Refer to Note F – Divestitures and Assets Held for Sale for more information regarding these transactions, and for the major classes of assets, including goodwill, classified as held for sale.

The 2007 and 2008 purchase price adjustments related primarily to adjustments in taxes payable and deferred income taxes, including changes in the liability for unrecognized tax benefits in accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes; as well as reductions in our estimate for Guidant-related exit costs.  In addition, the 2007 purchase price adjustments included changes in our estimates for the costs associated with Guidant product liability claims and litigation.

Note F—Divestitures and Assets Held for Sale

During 2007, we determined that our Auditory, Cardiac Surgery, Vascular Surgery, Venous Access, and Fluid Management businesses, as well as our TriVascular Endovascular Aortic Repair (EVAR) program, were no longer strategic to our on-going operations. Therefore, we initiated the process of selling these businesses in 2007, and completed their sale in the first quarter of 2008, as discussed below. We received gross proceeds of approximately $1.3 billion from these divestitures. The sale of these disposal groups has helped allow us to focus on our core businesses and priorities. Management committed to a plan to sell each of these businesses in 2007 and, pursuant to Statement No. 144, we adjusted the carrying value of the disposal groups to their fair value, less cost to sell (if lower than the carrying value) during 2007, and presented separately the assets of the disposal groups as ‘assets held for sale’ and the liabilities of the disposal groups as ‘liabilities associated with assets held for sale’ in our consolidated balance sheets.

In addition, in 2008 we committed to the sale of certain of our owned properties and, in accordance with Statement No. 144, have presented separately the carrying value, less cost to sell, of the properties as ‘assets held for sale’ in our consolidated balance sheets.

Auditory

In August 2007, we entered an agreement to amend our 2004 merger agreement with the principal former shareholders of Advanced Bionics Corporation. The acquisition of Advanced Bionics included potential earnout payments that were contingent primarily on the achievement of future performance milestones, with certain milestones tied to profitability. The amended agreement provides for a new schedule of consolidated, fixed payments to the former Advanced Bionics shareholders, consisting of $650 million that was paid upon closing in January 2008, and $500 million payable in March 2009. These payments will be the final payments made to Advanced Bionics. The former shareholders of Advanced Bionics approved the amended merger agreement in September 2007. Following the approval by the former shareholders, we accrued the fair value of these payments in accordance with Statement No. 141, as the payment of this consideration was determinable beyond a reasonable doubt. The fair value of these payments, determined to be $1.115 billion, was recorded as an increase to goodwill. At December 31, 2008, we have accrued $497 million, representing the present value of the final payment to be made in March 2009.

In conjunction with the amended merger agreement, in January 2008, we completed the sale of a controlling interest in our Auditory business and drug pump development program, acquired with Advanced Bionics in 2004, to entities affiliated with the principal former shareholders of Advanced Bionics for an aggregate purchase price of $150 million in cash. To adjust the carrying value of the disposal group to its fair value, less costs to sell, we recorded a loss of approximately $367 million (pre-tax) in 2007, representing primarily a write-down of goodwill. In addition, we recorded a tax benefit of $7 million during 2008 in connection with the closing of the transaction. Under the terms of the agreement, we retained an equity interest in the limited liability companies formed for purposes of operating the Auditory business and drug pump development program. In accordance with EITF Issue No. 03-16, Accounting for Investments in Limited Liability Companies, we are accounting for these investments under the equity method of accounting.

Cardiac Surgery and Vascular Surgery

In January 2008, we completed the sale of our Cardiac Surgery and Vascular Surgery businesses to the Getinge Group for net cash proceeds of approximately $700 million. To adjust the carrying value of the Cardiac Surgery and Vascular Surgery disposal group to its fair value, less costs to sell, we recorded a loss of approximately $193 million in 2007, representing primarily the write-down of goodwill. In addition, we recorded a tax expense of $19 million during 2008 in connection with the closing of the transaction.  We acquired the Cardiac Surgery business in April 2006 as part of the Guidant transaction (refer to Note D – Acquisitions) and acquired the Vascular Surgery business in 1995.

Fluid Management and Venous Access

In February 2008, we completed the sale of our Fluid Management and Venous Access businesses to Navylist Medical (affiliated with Avista Capital Partners) for net cash proceeds of approximately $400 million. We did not adjust the carrying value of the Fluid Management and Venous Access disposal group as of December 31, 2007, because the fair value of the disposal group, less costs to sell, exceeded its carrying value. We recorded a pre-tax gain of $234 million ($161 million after-tax) during 2008 associated with this transaction. We acquired the Fluid Management business as part of our acquisition of Schneider Worldwide in 1998. The Venous Access business was previously a component of our Oncology business.

TriVascular EVAR Program

In March 2008, we sold our EVAR program obtained in connection with our 2005 acquisition of TriVascular, Inc. for $30 million in cash. We discontinued our EVAR program in 2006. In connection with the sale, we recorded a pre-tax gain of $16 million ($36 million after-tax) during 2008.

The combined assets held for sale and liabilities associated with the assets held for sale included in the accompanying consolidated balance sheets consist of the following:

	As of December 31,
(in millions)	2008	2007

Trade accounts receivable, net		$41
Inventories		71
Prepaid expenses and other current assets		3
Property, plant and equipment, net	$13	107
Goodwill		313
Other intangible assets, net		581
Other long-term assets		3
Assets held for sale	$13	$1,119

Accounts payable and accrued expenses		$32
Other current liabilities		6
Other non-current liabilities		1
Liabilities associated with assets held for sale		$39

The tangible assets and liabilities presented in the table above are primarily U.S. assets and liabilities and are included in our United States reportable segment.

The combined 2007 revenues associated with the disposal groups were $553 million, or seven percent of our net sales.

Note G – Investments and Notes Receivable

We have historically entered a significant number of alliances with publicly traded and privately held entities in order to broaden our product technology portfolio and to strengthen and expand our reach into existing and new markets. During 2007, in connection with our strategic initiatives, we announced our intent to sell the majority of our investment portfolio in order to monetize those investments determined to be non-strategic.

In June 2008, we signed definitive agreements with Saints Capital and Paul Capital Partners to sell the majority of our investments in, and notes receivable from, certain publicly traded and privately held entities for gross proceeds of approximately $140 million. In connection with these agreements we have received proceeds of $95 million as of December 31, 2008. In addition, we received proceeds of $54 million from other transactions to monetize certain other non-strategic investments and notes receivable during 2008.

We recorded total other-than-temporary impairments of $130 million during 2008, including $127 million related to non-strategic investments and notes receivable, which we have sold or intend to sell, and $3 million related to our strategic equity investments. Our 2008 other-than-temporary impairments included $112 million of impairments related to privately held entities, and $18 million of impairments related to publicly traded entities. In addition, we recorded gains of $52 million on the sale of non-strategic investments during 2008. We also recognized other costs of $5 million associated with the Saints and Paul agreements. During 2007, we recorded other-than-temporary impairments of $119 million related to our investments and notes receivable, and recorded gains of $65 million associated with the sale of equity investments and collection of notes receivable. During 2006, we recorded $122 million of total other-than-temporary impairments of our investments and notes receivable and recorded gains of $13 million associated with the sale of equity investments. Losses and gains associated with our investments and notes receivable are recorded in Other, net within our consolidated statements of operations.

Many of our alliances involve equity investments in privately held equity securities or investments where an observable quoted market value does not exist. Many of these companies are in the developmental stage and have not yet commenced their principal operations. Our exposure to losses related to our alliances is generally limited to our equity investments and notes receivable associated with these alliances. Our equity investments in alliances consist of the following:

	As of December 31,
(in millions)	2008	2007
Available-for-sale investments
Carrying value	$1	$18
Gross unrealized gains		26
Gross unrealized losses
Fair value	1	44

Equity method investments
Carrying value	45	60

Cost method investments
Carrying value	67	213
	$113	$317

As of December 31, 2008, we held $45 million of investments that we accounted for under the equity method. Our ownership percentages in these entities ranges from approximately five percent to 18 percent.  In accordance with EITF Issue No. 03-16, Accounting for Investments in Limited Liability Companies, and EITF Topic D-46, Accounting for Limited Partnership Investments, we account for these investments under the equity method of accounting. We recorded losses of $10 million, reported in Other, net, associated with the application of the equity method of accounting to these investments in 2008. We recorded $13 million of purchased research and development associated with the initial application of the equity method of accounting to certain investments in 2007; other income (expense) associated with equity method adjustments in 2007 was less than $1 million in the aggregate.

We had notes receivable of approximately $46 million at December 31, 2008 and $61 million at December 31, 2007 due from certain companies. In addition, we had approximately $20 million of cost method investments recorded in other current assets in our consolidated balance sheets as of December 31, 2008 as these investments will be monetized in 2009 pursuant to our definitive agreement with Saints.

Note H – Restructuring-related Activities

In October 2007, our Board of Directors approved, and we committed to, an expense and head count reduction plan, which resulted in the elimination of approximately 2,300 positions worldwide. We are providing affected employees with severance packages, outplacement services and other appropriate assistance and support.  The plan is intended to bring expenses in line with revenues as part of our initiatives to enhance short- and long-term shareholder value. Key activities under the plan include the restructuring of several businesses, corporate functions and product franchises in order to better utilize resources, strengthen competitive positions, and create a more simplified and efficient business model; the elimination, suspension or reduction of spending on certain R&D projects; and the transfer of certain production lines from one facility to another. We initiated these activities in the fourth quarter of 2007 and expect to be substantially complete worldwide in 2010.

We expect that the execution of this plan will result in total pre-tax expenses of approximately $425 million to $450 million.  We are recording a portion of these expenses as restructuring charges and the remaining portion through other lines within our consolidated statements of operations.  We expect the plan to result in cash payments of approximately $395 million to $415 million.  The following provides a summary of our expected total costs associated with the plan by major type of cost:

Type of cost	Total estimated amount expected to be incurred
Restructuring charges:
Termination benefits	$225 million to $230 million
Fixed asset write-offs	$20 million
Other (1)	$65 million to $70 million

Restructuring-related expenses:
Retention incentives	$75 million to $80 million
Accelerated depreciation	$10 million to $15 million
Transfer costs (2)	$30 million to $35 million

$425 million to $450 million

(1)	Consists primarily of consulting fees and contractual cancellations.
(2)	Consists primarily of costs to transfer product lines from one facility to another, including costs of transfer teams, freight and product line validations.

During 2008, we recorded $78 million of restructuring charges.  In addition, we recorded $55 million of expenses within other lines of our consolidated statements of operations related to our restructuring initiatives. The following presents these costs by major type and line item within our consolidated statements of operations:

(in millions)	Termination Benefits	Retention Incentives	Asset Write-offs	Accelerated Depreciation	Transfer Costs	Other	Total
Restructuring charges	$34		$10			$34	$78

Restructuring-related expenses:
Cost of products sold		$9		$4	$4		17
Selling, general and administrative expenses		27		4			31
Research and development expenses		7					7
		43		8	4		55
	$34	$43	$10	$8	$4	$34	$133

During 2007, we recorded $176 million of restructuring charges, and $8 million of restructuring-related expenses within other lines of our consolidated statements of operations. The following presents these costs by major type and line item within our consolidated statements of operations:

(in millions)	Termination Benefits	Retention Incentives	Asset Write-offs	Accelerated Depreciation	Transfer Costs	Other	Total
Restructuring charges	$158		$8			$10	$176

Restructuring-related expenses:
Cost of products sold		$1		$1			2
Selling, general and administrative expenses		2		$2			4
Research and development expenses		2					2
		5		3			8
	$158	$5	$8	$3		$10	$184

The termination benefits recorded during 2008 and 2007 represent amounts incurred pursuant to our on-going benefit arrangements and amounts for “one-time” involuntary termination benefits, and have been recorded in accordance with FASB Statement No. 112, Employer’s Accounting for Postemployment Benefits and FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. We expect to record the additional termination benefits in 2009 when we identify with more specificity the job classifications, functions and locations of the remaining head count to be eliminated.  Retention incentives represent cash incentives, which are being recorded over the future service period during which eligible employees must remain employed with us in order to retain the payment.  The other restructuring costs, which, in 2008 and 2007, represented primarily consulting fees, are being recognized and measured at their fair value in the period in which the liability is incurred in accordance with FASB Statement No. 146.

We have incurred cumulative restructuring and restructuring-related costs of $317 million since we committed to the plan in October 2007. The following presents these costs by major type (in millions):

Termination benefits	$192
Retention incentives	48
Fixed asset write-offs	18
Accelerated depreciation	11
Transfer costs	4
Other	44
$317

In 2008, we made cash payments of approximately $185 million associated with our restructuring initiatives, which related to termination benefits and retention incentives paid and other restructuring charges.  We have made cumulative cash payments of approximately $230 million since we committed to our restructuring initiatives in October 2007. These payments were made using cash generated from our operations.  We expect to record the remaining costs associated with these restructuring initiatives through 2009 and make the remaining cash payments throughout 2009 and 2010 using cash generated from operations.

Costs associated with restructuring and restructuring-related activities are excluded from the determination of segment income, as they do not reflect expected on-going future operating expenses and are not considered by management when assessing operating performance.

The following is a rollforward of the liability associated with our restructuring initiatives since the inception of the plan in the fourth quarter of 2007, which is reported as a component of accrued expenses included in our accompanying consolidated balance sheets.

(in millions)	Termination Benefits	Other	Total
Charges	$158	$10	$168
Cash payments	(23)	(8)	(31)
Balance at December 31, 2007	135	2	137
Charges	34	34	68
Cash payments	(128)	(35)	(163)
Balance at December 31, 2008	$41	$1	$42

In addition to the amounts in the rollforward above, we have incurred cumulative charges of $81 million associated with retention incentives, product transfer costs, asset write-offs and accelerated depreciation; and have made cumulative cash payments of $32 million associated with retention incentives and $4 million associated with product transfer costs.

Plant Network Optimization

On January 27, 2009, our Board of Directors approved, and we committed to, a plant network optimization plan, which is intended to simplify our manufacturing plant structure by transferring certain production lines from one facility to another and by closing certain facilities. The plan is a complement to our previously announced expense and head count reduction plan, and is intended to improve overall gross profit margins. Activities under the plan will be initiated in 2009 and are expected to be substantially completed by the end of 2011.

We estimate that the plan will result in total pre-tax charges of approximately $135 million to $150 million, and that approximately $120 million to $130 million of these charges will result in future cash outlays.  The following provides a summary of our estimates of costs associated with the plan by major type of cost:

Type of cost	Total estimated amount expected to be incurred
Restructuring charges:
Termination benefits	$45 million to $50 million

Restructuring-related expenses:
Accelerated depreciation	$15 million to $20 million
Transfer costs (1)	$75 million to $80 million

$135 million to $150 million

(1)	Consists primarily of costs to transfer product lines from one facility to another, including costs of transfer teams, freight and product line validations.

The estimated restructuring charges relate primarily to termination benefits to be recorded pursuant to FASB Statement No. 112, Employer’s Accounting for Postemployment Benefits and FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The accelerated depreciation will be recorded through cost of products sold over the new remaining useful life of the related assets and the production line transfer costs will be recorded through cost of products sold as incurred.

Note I—Borrowings and Credit Arrangements

We had total debt of $6.745 billion at December 31, 2008 at an average interest rate of 5.65 percent, as compared to total debt of $8.189 billion at December 31, 2007 at an average interest rate of 6.36 percent. Our borrowings consist of the following:

	As of December 31,
(in millions)	2008	2007

Current debt obligations
Credit and security facility		$250
Other	$2	6
	2	256

Long-term debt obligations
Term loan	2,825	4,000
Abbott loan	900	900
Senior notes	3,050	3,050
Fair value adjustment (1)	(8)	(9)
Discounts	(30)	(42)
Capital leases		28
Other	6	6
	6,743	7,933

	$6,745	$8,189

(1)
Represents unamortized losses related to interest rate swaps used to hedge the fair value of certain of our senior notes. See Note C - Fair Value Measurements for further discussion regarding the accounting treatment of our interest rate swaps.

In April 2006, to finance the cash portion of our acquisition of Guidant, we borrowed $6.6 billion, consisting of a $5.0 billion five-year term loan and a $700 million 364-day interim credit facility loan from a syndicate of commercial and investment banks, as well as a $900 million subordinated loan from Abbott. In addition, we terminated our existing revolving credit facilities and established a new $2.0 billion revolving credit facility. In May 2006, we repaid and terminated the $700 million 364-day interim credit facility loan and terminated the credit facility. Additionally, in June 2006, under our shelf registration previously filed with the SEC, we issued $1.2 billion of publicly registered senior notes. Refer to the Senior Notes section below for the terms of this issuance.

As of December 31, 2008, the debt maturity schedule for our term loan, as well as scheduled maturities of the other significant components of our debt obligations, is as follows:

(in millions)	2009	2010	2011	2012	2013	Thereafter	Total
Term loan		$825	$2,000				$2,825
Abbott loan			900				900
Senior notes			850			$2,200	3,050
	$	$825	$3,750	$	$	$2,200	$6,775

Note:	The table above does not include discounts associated with our Abbott loan and senior notes, or amounts related to interest rate swaps used to hedge the fair value of certain of our senior notes.

Term Loan and Revolving Credit Facility

In April 2006, we established our $2.0 billion, five-year revolving credit facility. Use of the borrowings is unrestricted and the borrowings are unsecured. In October of 2008, we issued a $717 million surety bond backed by a $702 million letter of credit and $15 million of cash to secure a damage award related to the Johnson & Johnson patent infringement case pending appeal, described in Note L – Commitments and Contingencies, reducing the credit availability under the revolving facility. There were no amounts borrowed under this facility as of December 31, 2008 and 2007.

We are permitted to prepay the term loan prior to maturity with no penalty or premium. During 2007, we prepaid $1.0 billion of our five-year term loan, using $750 million of cash on hand and $250 million in borrowings against our credit facility secured by our U.S. trade receivables (refer to Other Credit Facilities section for more information on this facility). During 2008, we made prepayments of $1.175 billion. These additional prepayments satisfied the remaining $300 million of our term loan due in 2009 and $875 million of our term loan due in 2010.

In February 2009, we amended our term loan and revolving credit facility agreement to increase flexibility under our financial covenants.  The amendment provides for an exclusion from the calculation of consolidated EBITDA, as defined by the amended agreement, through the credit agreement maturity in April 2011, of up to $346 million in restructuring charges to support our plant network optimization and other expense reduction initiatives; an exclusion for any litigation-related charges and credits until such items are paid or received; and an exclusion of up to $1.137 billion of any cash payments for litigation settlements or damage awards (net of any litigation payments received), and all cash payments (net of cash receipts) related to amounts that were recorded in the financial statements before January 1, 2009.  At the same time, we prepaid $500 million of our term loan and reduced our revolving credit facility by $250 million.  As a result, our next debt maturity of $325 million is due in April 2010. In addition, the agreement provides for an increase in interest rates on our term loan borrowings from LIBOR plus 1.00 percent to LIBOR plus 1.75 percent at current credit ratings. Further, the interest rate on unused facilities increases from 0.175 percent to 0.500 percent.

Abbott Loan

The $900 million loan from Abbott bears interest at a fixed 4.0 percent rate, payable semi-annually. The loan is subordinated to our senior, unsecured, subsidiary indebtedness. We are permitted to prepay the Abbott loan prior to maturity with no penalty or premium. We determined that an appropriate fair market interest rate on the loan from Abbott was 5.25 percent per annum. We recorded the loan at a discount of approximately $50 million at the inception of the loan and are recording interest at an imputed rate of 5.25 percent over the term of the loan. The remaining discount as of December 31, 2008 is $24 million.

Other Credit Facilities

We maintain a $350 million credit and security facility secured by our U.S. trade receivables. Use of the borrowings is unrestricted. Borrowing availability under this facility changes based upon the amount of eligible receivables, concentration of eligible receivables and other factors. Certain significant changes in the quality of our receivables may require us to repay borrowings immediately under the facility. The credit agreement required us to create a wholly owned entity, which we consolidate. This entity purchases our U.S. trade accounts receivable and then borrows from two third-party financial institutions using these receivables as collateral. The receivables and related borrowings remain on our consolidated balance sheets because we have the right to prepay any borrowings and effectively retain control over the receivables. Accordingly, pledged receivables are included as trade accounts receivable, net, while the corresponding borrowings are included as debt on our consolidated balance sheets. There were $250 million in borrowings outstanding under this facility at December 31, 2007. During 2008, we repaid those amounts outstanding and extended the maturity of this facility to August 2009. There were no amounts outstanding under this facility at December 31, 2008.

Further, we have uncommitted credit facilities with two commercial Japanese banks that provide for borrowings and promissory notes discounting of up to 18.5 billion Japanese yen (translated to approximately $205 million at December 31, 2008). During 2008, we increased available borrowings under this facility from 15 billion Japanese yen (translated to $133 million at December 31, 2007). We discounted $190 million of notes receivable as of December 31, 2008 at an average interest rate of 1.13 percent and $109 million of notes receivable as of December 31, 2007 at an average interest rate of 1.15 percent. Discounted notes receivable are excluded from accounts receivable in the accompanying consolidated balance sheets.

At December 31, 2008, we had outstanding letters of credit of approximately $819 million, as compared to approximately $110 million at December 31, 2007, which consisted primarily of bank guarantees and collateral for workers’ compensation programs. The increase is due primarily to a $702 million letter of credit entered into in 2008 in conjunction with the Johnson & Johnson patent infringement case. We have accrued amounts associated with this case in our accompanying consolidated balance sheets. As of December 31, 2008, none of the beneficiaries had drawn upon the letters of credit or guarantees. Accordingly, we have not recognized a related liability in our consolidated balance sheets as of December 31, 2008 or 2007.  We believe we have sufficient cash on hand and intend to fund these payments without drawing on the letters of credit.

Senior Notes

We had senior notes of $3.050 billion outstanding at December 31, 2008 and 2007. These notes are publicly registered securities, are redeemable prior to maturity and are not subject to any sinking fund requirements. Our senior notes are unsecured, unsubordinated obligations and rank on a parity with each other. These notes are effectively junior to borrowings under our credit and security facility and liabilities of our subsidiaries, including our term loan and the Abbott loan.  Our senior notes consist of the following:

	Amount (in millions)	Issuance Date	Maturity Date	Semi-annual Coupon Rate

January 2011 Notes	$ 250	November 2004	January 2011	4.250%
June 2011 Notes	600	June 2006	June 2011	6.000%
June 2014 Notes	600	June 2004	June 2014	5.450%
November 2015 Notes	400	November 2005	November 2015	5.500%
June 2016 Notes	600	June 2006	June 2016	6.400%
January 2017 Notes	250	November 2004	January 2017	5.125%
November 2035 Notes	350	November 2005	November 2035	6.250%
	$ 3,050

In April 2006, we increased the interest rate payable on our November 2015 Notes and November 2035 Notes by 0.75 percent to 6.25 percent and 7.0 percent, respectively, in connection with credit ratings changes as a result of our acquisition of Guidant. Rating changes throughout 2007 and 2008 had no additional impact on the interest rates associated with our senior notes. At December 31, 2008, our credit ratings from Standard & Poor’s Rating Services (S&P) and Fitch Ratings were BB+, and our credit rating from Moody’s Investor Service was Ba1. These ratings are below investment grade and the ratings outlook by S&P and Moody’s is currently negative. During 2008, Fitch increased our rating from negative outlook to stable. Credit rating changes may impact our borrowing cost, but do not require the repayment of borrowings. These credit rating changes have not materially increased the cost of our existing borrowings.  Subsequent rating improvements may result in a decrease in the adjusted interest rate to the extent that our lowest credit rating is above BBB- or Baa3. The interest rates on our November 2015 and November 2035 Notes will be permanently reinstated to the issuance rate if the lowest credit ratings assigned to these senior notes is either A- or A3 or higher.

Debt Covenants

Our term loan and revolving credit facility agreement requires that we maintain certain financial covenants, including a ratio of total debt to EBITDA, as defined by the agreement, as amended, for the preceding four consecutive fiscal quarters of less than or equal to 4.5 to 1.0 through December 31, 2008. The maximum permitted ratio of total debt to EBITDA steps-down to 4.0 to 1.0 on March 31, 2009 and to 3.5 to 1.0 on September 30, 2009. The agreement also requires that we maintain a ratio of EBITDA, as defined by the agreement, as amended, to interest expense for the preceding four consecutive fiscal quarters of greater than or equal to 3.0 to 1.0. As of December 31, 2008, we were in compliance with the required covenants. Our ratio of total debt to EBITDA was approximately 2.7 to 1.0 and our ratio of EBITDA to interest expense was approximately 5.4 to 1.0 as of December 31, 2008. If at any time we are not able to maintain these covenants, we could be required to seek to renegotiate the terms of our credit facilities or seek waivers from compliance with these covenants, both of which could result in additional borrowing costs. Further, there can be no assurance that our lenders would grant such waivers.

Note J—Leases

Rent expense amounted to $92 million in 2008, $72 million in 2007, and $80 million in 2006.

Our obligations under noncancelable capital leases were not material as of December 31, 2008. Future minimum rental commitments at December 31, 2008 under other noncancelable lease agreements are as follows (in millions):

2009	$64
2010	56
2011	45
2012	35
2013	26
Thereafter	57
$283

Note K – Income Taxes

Our (loss) income before income taxes consisted of the following:

	Year Ended December 31,
(in millions)	2008	2007	2006
Domestic	$(3,018)	$(1,294)	$(4,535)
Foreign	987	725	1,000
	$(2,031)	$(569)	$(3,535)

The related provision for income taxes consists of the following:

	Year Ended December 31,
(in millions)	2008	2007	2006
Current
Federal	$110	$99	$375
State	27	46	53
Foreign	189	167	34
	326	312	462
Deferred
Federal	(279)	(345)	(421)
State	(20)	(20)	(24)
Foreign	(22)	(21)	25
	(321)	(386)	(420)
	$5	$(74)	$42

The reconciliation of income taxes at the federal statutory rate to the actual provision (benefit) for income taxes is as follows:

	2008		2007		2006
U.S. federal statutory income tax rate	(35.0	) %	(35.0	) %	(35.0	) %
State income taxes, net of federal benefit	0.4%		4.0%		0.5%
Effect of foreign taxes	(5.9	) %	(41.9	) %	(6.1	) %
Non-deductible acquisition expenses	0.5%		5.4%		40.8%
Research credit	(0.5	) %	(2.4	) %	(0.6	) %
Valuation allowance	2.9%		19.6%		2.2%
Divestitures	(9.9	) %	33.2%
Intangible asset impairments	46.5%
Section 199			(2.2	) %	(0.5	) %
Tax liability release on unremitted earnings					(3.8	) %
Sale of intangible assets					3.3%
Other, net	1.2%		6.3%		0.4%
	0.2%		(13.0	) %	1.2%

Significant components of our deferred tax assets and liabilities are as follows:

	As of December 31,
(in millions)	2008	2007
Deferred tax assets
Inventory costs, intercompany profit and related reserves	$297	$250
Tax benefit of net operating loss, capital loss and tax credits	294	267
Reserves and accruals	392	573
Restructuring- and acquisition-related charges, including purchased research and development	115	112
Litigation and product liability reserves	188	82
Unrealized losses on derivative financial instruments	15	34
Investment writedown	59	107
Stock-based compensation	86	84
Federal benefit of uncertain tax positions	117	114
Other	34	17
	1,597	1,640
Less: valuation allowance on deferred tax assets	252	193
	1,345	1,447

Deferred tax liabilities
Property, plant and equipment	52	51
Intangible assets	2,617	2,967
Litigation settlement	25	24
Unrealized gains on available-for-sale securities		10
Other	2
	2,696	3,052
	$(1,351)	$(1,605)

At December 31, 2008, we had U.S. tax net operating loss, capital loss and tax credit carryforwards, the tax effect of which was $45 million, as compared to $79 million at December 31, 2007. In addition, we had foreign tax net operating loss carryforwards, the tax effect of which was $249 million at December 31, 2008, as compared to $188 million at December 31, 2007. These carryforwards will expire periodically beginning in 2009. We established a valuation allowance of $252 million against these carryforwards as of December 31, 2008 and $193 million as of December 31, 2007, due to our determination, after consideration of all positive and negative evidence, that it is more likely than not a portion of the carryforwards will not be realized. The increase in the valuation allowance at December 31, 2008 as compared to December 31, 2007 is attributable primarily to foreign net operating losses generated during the year.

The income tax impact of the unrealized gain or loss component of other comprehensive income was a provision of less than $1 million in 2008, a benefit of $53 million in 2007, and a benefit of $27 million in 2006.

We do not provide income taxes on unremitted earnings of our foreign subsidiaries where we have indefinitely reinvested such earnings in our foreign operations. It is not practical to estimate the amount of income taxes payable on the earnings that are indefinitely reinvested in foreign operations. Unremitted earnings of our foreign subsidiaries that we have indefinitely reinvested offshore are $9.327 billion at December 31, 2008 and $7.804 billion at December 31, 2007.

Effective January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes. At December 31, 2008, we had $1.107 billion of gross unrecognized tax benefits, $978 million of which, if recognized, would affect our effective tax rate. At December 31, 2007, we had $1.180 billion of gross unrecognized tax benefits, $415 million of which, if recognized, would affect our effective tax rate. The gross unrecognized tax benefits decreased at December 31, 2008, as compared to December 31, 2007, due principally to the resolution of federal, state and foreign examinations for both Boston Scientific and Guidant for the years 1998 through 2005, as discussed below. The unrecognized tax benefits which, if recognized, would impact our effective rate increased at December 31, 2008, as compared to December 31, 2007 due to the adoption of FASB Statement No. 141(R), Business Combinations, as of January 1, 2009, which requires that we recognize changes in acquired income tax uncertainties (applied to acquisitions before and after the adoption date) as income tax expense or benefit.  A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

	2008	2007
Balance as of January 1	$1,180	$1,155
Additions based on positions related to the current year	128	80
Additions for tax positions of prior years	48	60
Reductions for tax positions of prior years	(161)	(47)
Settlements with Taxing Authorities	(82)	(61)
Statute of limitation expirations	(6)	(7)
Balance as of December 31	$1,107	$1,180

We are subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions.  We have concluded all U.S. federal income tax matters through 2000.  Substantially all material state, local, and foreign income tax matters have been concluded for all years though 2001.

During 2008, we resolved certain matters in federal, state, and foreign jurisdictions for Guidant and Boston Scientific for the years 1998 to 2005.  We settled multiple federal issues at the IRS examination and Appellate levels, including issues related to Guidant’s acquisition of Intermedics, Inc., and various litigation settlements. We also received favorable foreign court decisions and a favorable outcome related to our foreign research credit claims.  As a result of these audit activities, we decreased our reserve for uncertain tax positions, excluding tax payments, by $156 million, inclusive of $37 million of interest and penalties during 2008. During 2007, we settled several audits, obtained an Advance Pricing Agreement between the U.S. and Japan, and received a favorable appellate court decision on a previously outstanding Japan matter with respect to the 1995 to 1998 tax periods.  As a result of settlement of these matters, we decreased our reserve for uncertain tax positions, excluding tax payments, by $31 million, inclusive of $29 million of interest and penalties.

During 2008, we received the Revenue Agent’s Report for Guidant’s federal examination covering years 2001 through 2003, which contained significant proposed adjustments related primarily to the allocation of income between our U.S. and foreign affiliates.  We disagree with the proposed adjustment and we intend to contest this matter through applicable IRS and judicial procedures, as appropriate.  Although the final resolution of the proposed adjustments is uncertain, we believe that our income tax reserves are adequate and that the resolution will not have a material impact on our financial condition or results of operations.

It is reasonably possible that within the next 12 months we will resolve multiple issues including transfer pricing, research and development credit and transactional related issues, with foreign, federal and state taxing authorities, in which case we could record a reduction in our balance of unrecognized tax benefits of up to approximately $176 million.

Our historical practice was and continues to be to recognize interest and penalties related to income tax matters in income tax expense (benefit).  We had $268 million accrued for gross interest and penalties at December 31, 2008 and $264 million at December 31, 2007.  The increase in gross interest and penalties was a result of $43 million recognized in our consolidated statements of operations, partially offset by a $39 million reduction, due primarily to payments. The total amount of interest and penalties recognized in our consolidated statements of operations in 2007 was $76 million.

Note L—Commitments and Contingencies

The medical device market in which we primarily participate is largely technology driven. Physician customers, particularly in interventional cardiology, have historically moved quickly to new products and new technologies. As a result, intellectual property rights, particularly patents and trade secrets, play a significant role in product development and differentiation. However, intellectual property litigation to defend or create market advantage is inherently complex and unpredictable. Furthermore, appellate courts frequently overturn lower court patent decisions.

In addition, competing parties frequently file multiple suits to leverage patent portfolios across product lines, technologies and geographies and to balance risk and exposure between the parties. In some cases, several competitors are parties in the same proceeding, or in a series of related proceedings, or litigate multiple features of a single class of devices. These forces frequently drive settlement not only of individual cases, but also of a series of pending and potentially related and unrelated cases. In addition, although monetary and injunctive relief is typically sought, remedies and restitution are generally not determined until the conclusion of the proceedings and are frequently modified on appeal. Accordingly, the outcomes of individual cases are difficult to time, predict or quantify and are often dependent upon the outcomes of other cases in other geographies.

Several third parties have asserted that our current and former stent systems infringe patents owned or licensed by them. We have similarly asserted that stent systems or other products sold by our competitors infringe patents owned or licensed by us. Adverse outcomes in one or more of the proceedings against us could limit our ability to sell certain stent products in certain jurisdictions, or reduce our operating margin on the sale of these products and could have a material adverse effect on our financial position, results of operations or liquidity.

In particular, we are engaged in significant patent litigation with Johnson & Johnson relating to stent systems, balloon catheters and stent delivery systems.  We have each asserted that products of the other infringe patents owned or exclusively licensed by each of us.  Adverse outcomes in one or more of these matters could have a material adverse effect on our ability to sell certain products and on our operating margins, financial position, results of operation or liquidity.

In the normal course of business, product liability and securities claims are asserted against us. In addition, requests for information from governmental entities have increased in recent years which may evolve into legal proceedings. Product liability and securities claims may be asserted against us and requests for information may be received in the future related to events not known to management at the present time. We are substantially self-insured with respect to product liability claims, and maintain an insurance policy providing limited coverage against securities claims. The absence of significant third-party insurance coverage increases our potential exposure to unanticipated claims or adverse decisions. Product liability claims, product recalls, securities litigation, requests for information and other legal proceedings in the future, regardless of their outcome, could have a material adverse effect on our financial position, results of operations or liquidity.

Our accrual for legal matters that are probable and estimable was $1.089 billion at December 31, 2008 and $994 million at December 31, 2007, and includes estimated costs of settlement, damages and defense.  The increase in our accrual is due primarily to a pre-tax charge of $334 million resulting from a ruling by a federal judge in a patent infringement case brought against us by Johnson & Johnson, which we recorded during the third quarter of 2008. Partially offsetting this increase was a reduction of $187 million as result of payments made during the fourth quarter of 2008 related to the Guidant multi-district litigation (MDL) settlement. In the first quarter of 2009, we made an additional MDL payment of approximately $13 million, and anticipate making the remaining payments of $20 million during the first half of 2009. These amounts were both accrued as of December 31, 2008. We continue to assess certain litigation and claims to determine the amounts that management believes will be paid as a result of such claims and litigation and, therefore, additional losses may be accrued in the future, which could adversely impact our operating results, cash flows and our ability to comply with our debt covenants. See Note A - Significant Accounting Policies for further discussion on our policy for accounting for legal, product liability and security claims.

In management’s opinion, we are not currently involved in any legal proceedings other than those specifically identified below which, individually or in the aggregate, could have a material effect on our financial condition, operations and/or cash flows. Unless included in our accrual as of December 31, 2008 or otherwise indicated below, a range of loss associated with any individual material legal proceeding can not be estimated.

Litigation with Johnson & Johnson

On October 22, 1997, Cordis Corporation, a subsidiary of Johnson & Johnson, filed a suit for patent infringement against us and Boston Scientific Scimed, Inc. (f/k/a SCIMED Life Systems, Inc.), our wholly owned subsidiary, alleging that the importation and use of the NIR® stent infringes two patents owned by Cordis. On April 13, 1998, Cordis filed another suit for patent infringement against Boston Scientific Scimed and us, alleging that our NIR® stent infringes two additional patents owned by Cordis. The suits were filed in the U.S. District Court for the District of Delaware seeking monetary damages, injunctive relief and that the patents be adjudged valid, enforceable and infringed. A jury trial on both actions found that the NIR® stent infringed one claim of one Cordis patent and awarded damages of approximately $324 million to Cordis.  On May 16, 2002, the Court set aside the verdict of infringement, requiring a new trial. On March 24, 2005, in a second trial, a jury found that a single claim of the Cordis patent was valid and infringed. Our appeals of the infringement decision were denied. On September 30, 2008, the District Court entered final judgment against us and awarded Cordis $702 million in damages and interest. On October 10, 2008, we appealed the damage award. As a result of the Court’s ruling, we increased our accrual for litigation-related matters by $334 million in the third quarter of 2008. This accrual is in addition to $368 million of previously established accruals related to this matter.

On April 2, 1997, Ethicon and other Johnson & Johnson subsidiaries filed a cross-border proceeding in The Netherlands alleging that the NIR® stent infringes a European patent licensed to Ethicon. In January 1999, Johnson & Johnson amended the claims of the patent and changed the action from a cross-border case to a Dutch national action. The Dutch Court asked the Dutch Patent Office for technical advice on the validity of the amended patent. On August 31, 2005, the Dutch Patent Office issued its technical advice that the amended patent was valid and on October 8, 2008, the Dutch Court found the patent valid.

On August 22, 1997, Johnson & Johnson filed a suit for patent infringement against us alleging that the sale of the NIR® stent infringes certain Canadian patents owned by Johnson & Johnson. Suit was filed in the federal court of Canada seeking a declaration of infringement, monetary damages and injunctive relief. On April 30, 2008, the Court found that the NIR® stent did not infringe one patent of Johnson & Johnson and that the other Johnson & Johnson patent was invalid. On May 30, 2008, Cordis filed an appeal.

On February 14, 2002, we, and certain of our subsidiaries, filed suit for patent infringement against Johnson & Johnson and Cordis alleging that certain balloon catheters and stent delivery systems sold by Johnson & Johnson and Cordis infringe five U.S. patents owned by us. The complaint was filed in the U.S. District Court for the Northern District of California seeking monetary and injunctive relief. On October 15, 2002, Cordis filed a counterclaim alleging that certain balloon catheters and stent delivery systems sold by us infringe three U.S. patents owned by Cordis and seeking monetary and injunctive relief. On December 6, 2002, we filed an amended complaint alleging that two additional patents owned by us are infringed by the Cordis’ products. On October 31, 2007, a jury found that we infringe a patent of Cordis. The jury also found four of our patents invalid and infringed by Cordis. No damages were determined because the judge found that Cordis failed to submit evidence sufficient to enable a jury to make a damage assessment. A hearing on prospective relief was held on October 3, 2008, and an evidentiary hearing on February 2, 2009.

On March 26, 2002, we and our wholly owned subsidiary, Target Therapeutics, Inc., filed suit for patent infringement against Cordis alleging that certain detachable coil delivery systems infringe three U.S. patents, owned by or exclusively licensed to Target. The complaint was filed in the U.S. District Court for the Northern District of California seeking monetary and injunctive relief. Summary judgment motions with respect to one of the patents were filed by both parties and on March 21, 2008, the Court found infringement. Also, on January 18, 2008, the Court granted our motion for summary judgment that Cordis infringes a second patent in the suit. Based on this order, we have filed a motion for summary judgment of infringement of the third patent in the suit, as well as a request to add infringement of certain additional claims of the second patent. On August 15, 2008, the Court granted our motion for summary judgment relating to infringement. Trial on validity and damages is scheduled to begin on March 4, 2009.

On January 13, 2003, Cordis filed suit for patent infringement against Boston Scientific Scimed and us alleging that our Express2® coronary stent infringes a U.S. patent owned by Cordis. The suit was filed in the U.S. District Court for the District of Delaware seeking monetary and injunctive relief. We answered the complaint, denying the allegations and filed a counterclaim alleging that certain Cordis products infringe a patent owned by us. On August 4, 2004, the Court granted a Cordis motion to add our Liberté® coronary stent and two additional patents to the complaint. On June 21, 2005, a jury found that our TAXUS® Express2®, Express2®, Express® Biliary, and Liberté® stents infringe a Johnson & Johnson patent and that the Liberté® stent infringes a second Johnson & Johnson patent. The jury only determined liability; monetary damages would be determined at a later trial. With respect to our counterclaim, a jury found on July 1, 2005, that Johnson & Johnson’s Cypher®, Bx Velocity®, Bx Sonic® and Genesis™ stents infringe our patent. Both parties appealed and a hearing was held on December 2, 2008.

On March 13, 2003, Boston Scientific Scimed and we filed suit for patent infringement against Johnson & Johnson and Cordis, alleging that its Cypher® drug-eluting stent infringes one of our patents. The suit was filed in the U.S. District Court for the District of Delaware seeking monetary and injunctive relief. Cordis answered the complaint, denying the allegations, and filed a counterclaim against us alleging that the patent is not valid and is unenforceable. On July 1, 2005, a jury found that Johnson & Johnson’s Cypher® drug-eluting stent infringes the original patent and upheld the validity of the patent. The jury determined liability only; any monetary damages would be determined at a later trial. On January 15, 2009, the U.S. Court of Appeals reversed the lower Court’s decision and found the patent invalid. On February 12, 2009, we filed a request for a rehearing and a rehearing en banc with the U.S. Court of Appeals.

On August 5, 2004, we (through our subsidiary Schneider Europe GmbH) filed suit in the District Court of Brussels, Belgium against the Belgian subsidiaries of Johnson & Johnson, Cordis and Janssen Pharmaceutica alleging that Cordis’ Bx Velocity® stent, Bx Sonic® stent, Cypher® stent, Cypher® Select stent, Aqua T3™ balloon and U-Pass balloon infringe one of our European patents and seeking injunctive and monetary relief. On September 12, 2008, the District Court issued a decision and ruled that a technical expert be appointed. On December 1, 2008, we filed a partial appeal of the decision in the Brussels Court of Appeals. In December 2005, the Johnson & Johnson subsidiaries filed a nullity action in France. On January 25, 2008, we filed a counterclaim infringement action in France, and a hearing is scheduled for December 1, 2009. In

January 2006, the same Johnson & Johnson subsidiaries filed nullity actions in Italy and Germany. On October 23, 2007, the German Federal Patent Court found the patent valid. We then filed a counterclaim infringement action in Italy and an infringement action in Germany. On February 10, 2009, the District Court of Dusseldorf issued an oral decision dismissing the German infringement action.

On May 12, 2004, we filed suit against two of Johnson & Johnson’s Dutch subsidiaries, alleging that Cordis’ Bx Velocity® stent, Bx Sonic® stent, Cypher® stent, Cypher® Select stent, and Aqua T3 balloon delivery systems for those stents, and U-Pass angioplasty balloon catheters infringe one of our European patents. The suit was filed in the District Court of The Hague in The Netherlands seeking injunctive and monetary relief. On June 8, 2005, the Court found the Johnson & Johnson products infringe our patent. An appeal decision was received on March 15, 2007, finding the patent valid but not infringed. We appealed the finding and a decision on our appeal is expected during the second quarter of 2009.

On September 27, 2004, Boston Scientific Scimed filed suit against a German subsidiary of Johnson & Johnson alleging the Cypher® drug-eluting stent infringes one of our European patents. The suit was filed in Mannheim, Germany seeking monetary and injunctive relief. A hearing was held on September 21, 2007, in Mannheim, Germany, and a decision has not yet been rendered.

On November 29, 2007, Boston Scientific Scimed filed suit against a German subsidiary of Johnson & Johnson alleging the Cypher® and Cypher® Select drug-eluting stents infringe one of our European patents. The suit was filed in Mannheim, Germany seeking monetary and injunctive relief. On October 17, 2008, the Court ruled that a technical expert be appointed to evaluate infringement. A hearing has been scheduled for April 17, 2009.

On September 25, 2006, Johnson & Johnson filed a lawsuit against us, Guidant and Abbott in the U.S. District Court for the Southern District of New York. The complaint alleges that Guidant breached certain provisions of the amended merger agreement between Johnson & Johnson and Guidant (Merger Agreement) as well as the implied duty of good faith and fair dealing. The complaint further alleges that Abbott and we tortiously interfered with the Merger Agreement by inducing Guidant’s breach. The complaint seeks certain factual findings, damages in an amount no less than $5.5 billion and attorneys’ fees and costs. On August 29, 2007, the judge dismissed the tortious interference claims against us and Abbott and the implied duty of good faith and fair dealing claim against Guidant. On February 20, 2009, Johnson & Johnson filed a motion to amend its complaint to reinstate its tortious interference claims against us and Abbott. We have not yet responded to the motion. A trial date has not yet been scheduled.

On each of May 25, June 1, June 22 and November 27, 2007, Boston Scientific Scimed and we filed suit against Johnson & Johnson and Cordis in the U.S. District Court for the District of Delaware seeking a declaratory judgment of invalidity of a U.S. patent owned by them and of non-infringement of the patent by our PROMUS® coronary stent system. On February 21, 2008, Cordis answered the complaints, denying the allegations, and filed counterclaims for infringement seeking an injunction and a declaratory judgment of validity. Trials on all four suits are scheduled to begin on February 8, 2010.

On January 15, 2008, Johnson & Johnson Inc. filed a suit for patent infringement against us alleging that the sale of the Express®, Express2® and TAXUS® Express2® stent delivery systems infringe two Canadian patents owned by Johnson & Johnson. Suit was filed in The Federal Court of Canada seeking a declaration of infringement, monetary damages and injunctive relief. On January 7, 2009, we answered the complaint denying the allegations.

On February 1, 2008, Wyeth and Cordis Corporation filed an amended complaint against Abbott Laboratories, adding us and Boston Scientific Scimed as additional defendants to the complaint. The suit alleges that our PROMUS® coronary stent system, upon launch in the United States, will infringe three U.S. patents owned by Wyeth and licensed to Cordis. The suit was filed in the United States District Court for the District of New Jersey seeking monetary and injunctive relief. On May 23, 2008, we answered denying allegations of the complaint and asserting a counterclaim of invalidity. A trial has not yet been scheduled.

On October 17, 2008, Cordis Corporation filed a complaint for patent infringement against us alleging that our TAXUS® Liberté® stent product, when launched in the United States, will infringe a U.S. patent owned by them. The suit was filed in the United States District Court of Delaware seeking monetary and injunctive relief. A preliminary injunction hearing is scheduled for March 23, 2009.

Litigation with Medtronic, Inc.

On December 17, 2007, Medtronic, Inc. filed a declaratory judgment action in the District Court for Delaware against us, Guidant Corporation (Guidant), and Mirowski Family Ventures L.L.C. (Mirowski), challenging its obligation to pay royalties to Mirowski on certain cardiac resynchronization therapy devices by alleging non-infringement and invalidity of certain claims of two patents owned by Mirowski and exclusively licensed to Guidant and sublicensed to Medtronic. On November 21, 2008, Medtronic filed an amended complaint adding unenforceability of the patents. We answered the complaint on December 1, 2008.

Litigation with St. Jude Medical, Inc.

Guidant Sales Corp., Cardiac Pacemakers, Inc. (CPI) and Mirowski are plaintiffs in a patent infringement suit originally filed against St. Jude Medical, Inc. and its affiliates in November 1996 in the District Court in Indianapolis. On March 1, 2006, the District Court issued a ruling related to damages which granted St. Jude’s motion to limit damages to a subset of the accused products but which denied their motion to limit damages to only U.S. sales. On March 26, 2007, the District Court issued a ruling which found the patent infringed but invalid. On December 18, 2008, the Court of Appeals upheld the District Court’s ruling of infringement and overturned the invalidity ruling. St. Jude and we have filed requests for rehearing with the Court of Appeals.

Litigation with Medinol Ltd.

On September 25, 2002, we filed suit against Medinol alleging Medinol’s NIRFlex™ and NIRFlex™ Royal products infringe a patent owned by us. The suit was filed in the District Court of The Hague, The Netherlands seeking cross-border, monetary and injunctive relief. On September 10, 2003, the Dutch Court ruled that the patent was invalid. On December 14, 2006, an appellate decision was rendered upholding the trial court ruling. We appealed the Court’s decision on March 14, 2007. We expect a decision on our appeal during the second quarter of 2009.

On August 3, 2007, Medinol submitted a request for arbitration against us, and our wholly owned subsidiaries Boston Scientific Ltd. and Boston Scientific Scimed, Inc., under the Arbitration Rules of the World Intellectual Property Organization pursuant to a settlement agreement between Medinol and us dated September 21, 2005. The request for arbitration alleges that our PROMUS® coronary stent system infringes five U.S. patents, three European patents and two German patents owned by Medinol. Medinol is seeking to have the patents declared valid and enforceable and a reasonable royalty. The September 2005 settlement agreement provides, among other things, that Medinol may only seek reasonable royalties and is specifically precluded from seeking injunctive relief. On June 29, 2008, the parties agreed that we can sell PROMUS® stent systems in the United States supplied to us by Abbott. A hearing on the European and German patents is scheduled to begin May 11, 2009.

On December 12, 2008, we submitted a request for arbitration against Medinol with the American Arbitration Association in New York. We are asking the Arbitration panel to enforce a contract between Medinol and us to have Medinol contribute to the final damage award owed to Johnson & Johnson for damages related to the sales of the NIR stent supplied to us by Medinol.

Other Stent System Patent Litigation

On April 4, 2005, Angiotech and we filed suit against Sahajanand Medical Technologies Pvt. Ltd. in The Hague, The Netherlands seeking a declaration that Sahajanand’s drug-eluting stent products infringe patents owned by Angiotech and licensed to us. On May 3, 2006, the Court found that the asserted patents were infringed and valid, and provided for injunctive and monetary relief. On January 27, 2009, the Court of Appeals affirmed that the patent was valid and infringed by Sahajanand.

On November 26, 2005, Angiotech and we filed suit against Occam International, BV in The Hague, The Netherlands seeking a preliminary injunction against Occam’s drug-eluting stent products based on infringement of patents owned by Angiotech and licensed to us. On January 27, 2006, the Court denied our request for a preliminary injunction. Angiotech and we have appealed the Court’s decision, and the parties agreed to pursue normal infringement proceedings against Occam in The Netherlands.

On May 19, 2005, G. David Jang, M.D. filed suit against us alleging breach of contract relating to certain patent rights covering stent technology. The suit was filed in the U.S. District Court, Central District of California seeking monetary damages and rescission of the contract. After a Markman ruling relating to the Jang patent rights, Dr. Jang stipulated to the dismissal of certain claims alleged in the complaint with a right to appeal. In February 2007, the parties agreed to settle the other claims of the case. On May 23, 2007, Jang filed an appeal with respect to the remaining patent claims. On July 11, 2008, the Court of Appeals vacated the District Court’s consent judgment and remanded the case back to the District Court for further clarification.

On December 16, 2005, Bruce N. Saffran, M.D., Ph.D. filed suit against us alleging that our TAXUS® Express® coronary stent system infringes a patent owned by Dr. Saffran. The suit was filed in the U.S. District Court for the Eastern District of Texas and seeks monetary and injunctive relief. On February 11, 2008, the jury found that our TAXUS® Express® and TAXUS® Liberté® stent products infringe Dr. Saffran’s patent and that the patent is valid. No injunction was requested, but the jury awarded damages of $431 million. The District Court awarded Dr. Saffran $69 million in pre-judgment interest and entered judgment in his favor. On August 5, 2008, we filed an appeal with the U.S. Court of Appeals for the Federal Circuit in Washington, D.C. A hearing is set for March 2, 2009. On February 21, 2008, Dr. Saffran filed a new complaint alleging willful infringement by the continued sale of the TAXUS® stent products and on March 12, 2008, we answered denying the allegations.

On December 11, 2007, Wall Cardiovascular Technologies LLC filed suit against us alleging that our TAXUS® Express® coronary stent system infringes a patent owned by them. The complaint also alleges that Cordis Corporation’s drug-eluting stent system infringes the patent. The suit was filed in the Eastern District Court of Texas and seeks monetary and injunctive relief. Wall Cardiovascular Technologies later amended its complaint to add Medtronic, Inc. to the suit with respect to Medtronic’s drug-eluting stent system. A Markman hearing has been scheduled for November 3, 2010. Trial is scheduled to begin on April 4, 2011.

On August 6, 2008, Boston Scientific Scimed and we filed suit against Wall Cardiovascular Technologies, in the U.S. District Court for the District of Delaware seeking a declaratory judgment of invalidity and unenforceability due to inequitable conduct and prosecution history laches of a U.S. patent owned by them, and of non-infringement of the patent by our PROMUS® coronary stent system. On October 9, 2008, Wall filed a motion to dismiss. On January 2, 2009, we filed an amended complaint to include noninfringement of the patent by our TAXUS® Liberté® stent delivery system and to add Cardio Holdings LLC as a defendant.

Other Patent Litigation

On August 7, 2008, Thermal Scalpel LLC filed suit against us and numerous other medical device companies alleging infringement of a patent related to an electrically heated surgical cutting instrument exclusively licensed to them. The suit was filed in the U.S. District Court for the Eastern District of Texas seeking monetary and other further relief. A trial has been scheduled for March 2011.

CRM Litigation

Approximately 76 product liability class action lawsuits and more than 2,250 individual lawsuits involving approximately 5,554 individual plaintiffs are pending in various state and federal jurisdictions against

Guidant alleging personal injuries associated with defibrillators or pacemakers involved in the 2005 and 2006 product communications. The majority of the cases in the United States are pending in federal court but approximately 244 cases are currently pending in state courts. On November 7, 2005, the Judicial Panel on Multi-District Litigation established MDL-1708 (MDL) in the United States District Court for the District of Minnesota and appointed a single judge to preside over all the cases in the MDL. In April 2006, the personal injury plaintiffs and certain third-party payors served a Master Complaint in the MDL asserting claims for class action certification, alleging claims of strict liability, negligence, fraud, breach of warranty and other common law and/or statutory claims and seeking punitive damages. The majority of claimants allege no physical injury, but are suing for medical monitoring and anxiety. On July 12, 2007, we reached an agreement to settle certain claims associated with the 2005 and 2006 product communications, which was amended on November 19, 2007. Under the terms of the amended agreement, subject to certain conditions, we will pay a total of up to $240 million covering up to 8,550 patient claims, including all of the claims that have been consolidated in the MDL as well as other filed and unfiled claims throughout the United States. On June 13, 2006, the Minnesota Supreme Court appointed a single judge to preside over all Minnesota state court lawsuits involving cases arising from the product communications. The plaintiffs in those cases are eligible to participate in the settlement, and activities in all Minnesota State court cases are currently stayed pending individual plaintiff’s decisions whether to participate in the settlement. We have made payments of approximately $220 million related to the MDL settlement and, if certain agreed-upon requirements are met, may make substantially all of the remaining $20 million payment during the first half of 2009.

We are aware of more than 18 Guidant product liability lawsuits pending internationally associated with defibrillators or pacemakers involved in the 2005 and 2006 product communications. Six of those suits pending in Canada are putative class actions. On April 10, 2008, the Court certified a class of all persons in whom defibrillators were implanted in Canada and a class of family members with derivative claims. The second of these putative class actions encompasses all persons in whom pacemakers were implanted in Canada. A hearing on whether the pacemaker putative class action concluded on February 12, 2009.

Guidant is a defendant in a complaint in which the plaintiff alleges a right of recovery under the Medicare secondary payer (or MSP) private right of action, as well as related claims. Plaintiff claims as damages double the amount paid by Medicare in connection with devices that were the subject of the product communications. The case is pending in the MDL in the United States District Court for the District of Minnesota, subject to the general stay order imposed by the MDL presiding judge.

Guidant or its affiliates are defendants in two separate actions brought by private third-party providers of health benefits or health insurance (TPPs). In these cases, plaintiffs allege various theories of recovery, including derivative tort claims, subrogation, violation of consumer protection statutes and unjust enrichment, for the cost of healthcare benefits they allegedly paid for in connection with the devices that have been the subject of Guidant’s product communications.  The TPP actions are pending in state court in Minnesota, and are part of the coordinated state court proceeding ordered by the Minnesota Supreme Court. The plaintiffs in one of these cases are a number of Blue Cross & Blue Shield plans, while the plaintiffs in the other case are a national health insurer and its affiliates. A hearing was held on June 18, 2007, and a decision has not yet been rendered.

In January 2006, Guidant was served with a civil False Claims Act qui tam lawsuit filed in the U.S. District Court for the Middle District of Tennessee in September 2003 by Robert Fry, a former employee alleged to have worked for Guidant from 1981 to 1997. The lawsuit claims that Guidant violated federal law and the laws of the States of Tennessee, Florida and California, by allegedly concealing limited warranty and other credits for upgraded or replacement medical devices, thereby allegedly causing hospitals to file reimbursement claims with federal and state healthcare programs for amounts that did not reflect the providers’ true costs for the devices. On October 16, 2006, the United States filed a motion to intervene in this action, which was approved by the Court on November 2, 2006.

Securities Related Litigation

On September 23, 2005, Srinivasan Shankar, on behalf of himself and all others similarly situated, filed a purported securities class action suit in the U.S. District Court for the District of Massachusetts on behalf of those who purchased or otherwise acquired our securities during the period March 31, 2003 through August 23, 2005, alleging that we and certain of our officers violated certain sections of the Securities Exchange Act of 1934. Four other plaintiffs, on behalf of themselves and all others similarly situated, each filed additional purported securities class action suits in the same Court on behalf of the same purported class. On February 15, 2006, the Court ordered that the five class actions be consolidated and appointed the Mississippi Public Employee Retirement System Group as lead plaintiff. A consolidated amended complaint was filed on April 17, 2006. The consolidated amended complaint alleges that we made material misstatements and omissions by failing to disclose the supposed merit of the Medinol litigation and DOJ investigation relating to the 1998 NIR ON® Ranger with Sox stent recall, problems with the TAXUS® drug-eluting coronary stent systems that led to product recalls, and our ability to satisfy FDA regulations concerning medical device quality. The consolidated amended complaint seeks unspecified damages, interest, and attorneys’ fees. The defendants filed a motion to dismiss the consolidated amended complaint on June 8, 2006, which was granted by the Court on March 30, 2007. On April 16, 2008, the First Circuit reversed the dismissal of only plaintiff’s TAXUS® stent recall related claims and remanded the matter for further proceedings. On November 6, 2008, plaintiff filed a motion for class certification and on February 25, 2009, the Court certified the class. A trial has not yet been scheduled.

On January 19, 2006, George Larson filed a purported class action complaint in the U.S. District Court for the District of Massachusetts on behalf of participants and beneficiaries of our 401(k) Retirement Savings Plan (401(k) Plan) and GESOP alleging that we and certain of our officers and employees violated certain provisions under the Employee Retirement Income Security Act of 1974, as amended (ERISA), and Department of Labor Regulations. Other similar actions were filed in early 2006. On April 3, 2006, the Court issued an order consolidating the actions. On August 23, 2006, plaintiffs filed a consolidated purported class action complaint on behalf of all participants and beneficiaries of our 401(k) Plan during the period May 7, 2004 through January 26, 2006 alleging that we, our 401(k) Administrative and Investment Committee (the Committee), members of the Committee, and certain directors violated certain provisions of ERISA (the “Consolidated ERISA Complaint”). The Consolidated ERISA Complaint alleges, among other things, that the defendants breached their fiduciary duties to the 401(k) Plan’s participants because they knew or should have known that the value of the Company’s stock was artificially inflated and was not a prudent investment for the 401(k) Plan. The Consolidated ERISA Complaint seeks equitable and monetary relief. On June 30, 2008, Robert Hochstadt (who previously had withdrawn as an interim lead plaintiff) filed a motion to intervene to serve as a proposed class representative. On November 3, 2008, the Court denied Plaintiffs’ motion to certify a class, denied Hochstadt’s motion to intervene, and dismissed the action. On December 2, 2008, plaintiffs filed a notice of appeal.

On December 24, 2008, Robert Hochstadt and Edward Hazelrig, Jr. filed a purported class action complaint in the U.S. District Court for the District of Massachusetts on behalf of all participants and beneficiaries of our 401(k) Plan during the period May 7, 2004 through January 26, 2006. This new complaint repeats the allegations of the August 23, 2006, Consolidated ERISA Complaint. On February 24, 2009, we responded to the complaint.

In July 2005, a purported class action complaint was filed on behalf of participants in Guidant’s employee pension benefit plans. This action was filed in the U.S. District Court for the Southern District of Indiana against Guidant and its directors. The complaint alleges breaches of fiduciary duty under ERISA. Specifically, the complaint alleges that Guidant fiduciaries concealed adverse information about Guidant’s defibrillators and imprudently made contributions to Guidant’s 401(k) plan and employee stock ownership plan in the form of Guidant stock. The complaint seeks class certification, declaratory and injunctive relief, monetary damages, the imposition of a constructive trust, and costs and attorneys’ fees. In September 2007, we filed a motion to dismiss the complaint for failure to state a claim. In June 2008, the District Court dismissed the complaint in part, but ruled that certain of the plaintiffs’ claims may go forward to discovery. On October 29, 2008, the Magistrate Judge ruled that discovery should be limited, in the first instance, to alleged damages-related issues.

On November 3, 2005, a securities class action complaint was filed on behalf of purchasers of Guidant stock between December 1, 2004 and October 18, 2005, in the U.S. District Court for the Southern District of Indiana, against Guidant and several of its officers and directors. The complaint alleges that the defendants concealed adverse information about Guidant’s defibrillators and pacemakers and sold stock in violation of federal securities laws. The complaint seeks a declaration that the lawsuit can be maintained as a class action, monetary damages, and injunctive relief. Several additional, related securities class actions were filed in November 2005 and January 2006. The Court issued an order consolidating the complaints and appointed the Iron Workers of Western Pennsylvania Pension Plan and David Fannon as lead plaintiffs. Lead plaintiffs filed a consolidated amended complaint. In August 2006, the defendants moved to dismiss the complaint. On February 27, 2008, the District Court granted the motion to dismiss and entered final judgment in favor of all defendants. On March 13, 2008, the plaintiffs filed a motion seeking to amend the final judgment to permit the filing of a further amended complaint. On May 21, 2008, the District Court denied plaintiffs motion to amend the judgment. On June 6, 2008, plaintiffs appealed the judgment to the United States Court of Appeals for the Seventh Circuit. On January 16, 2009, the appeal was argued before a panel of the Court.

Governmental Proceedings – BSC

In December 2007, we were informed by the Department of Justice that it is conducting an investigation of allegations that we and other suppliers improperly promoted biliary stents for off-label uses. On June 26, 2008, the Department of Justice issued a subpoena to us under the Health Insurance Portability & Accountability Act of 1996 requiring the production of documents to the United States Attorney’s Office in the District of Massachusetts. We are cooperating with the investigation.

On February 26, 2008, fifteen pharmaceutical and medical device manufacturers, including Boston Scientific, received a letter from Senator Charles E. Grassley, ranking member of the United States Senate Committee on Finance regarding their plans to enhance the transparency of financial relationships with physicians and medical organizations. On March 7, 2008, we responded to the Senator.

On June 27, 2008, the Republic of Iraq filed a complaint against us and ninety-two other defendants in the U.S. District Court of the Southern District of New York. The complaint alleges that the defendants acted improperly in connection with the sale of products under the United Nations Oil for Food Program. The complaint alleges RICO violations, conspiracy to commit fraud and the making of false statements and improper payments, and seeks monetary and punitive damages. We intend to vigorously defend against its allegations.

On October 16, 2008, we received a letter from Senator Charles E. Grassley, ranking member of the United States Senate Committee on Finance and Senator Herb Kohl, Chairman, United States Senate Special Committee on Aging, requesting information regarding payments made to the Cardiovascular Research Foundation, Columbia University and certain affiliated individuals. Additionally, the letter requests information regarding the COURAGE trial. We are cooperating with the request.

On July 14, 2008, we received a subpoena from the State of New Hampshire, Office of the Attorney General, requesting information in connection with our refusal to sell medical devices or equipment intended to be used in the administration of spinal cord stimulation trials to practitioners other than practicing medical doctors. We are cooperating with the request.

On November 13, 2008, we received a subpoena from the Attorney General of the State of New York requesting documents and information related to hedges and forward contracts primarily concerning our executive officers and directors. We are cooperating with the request.

Governmental Proceedings – Guidant

On November 2, 2005, the Attorney General of the State of New York filed a civil complaint against Guidant pursuant to the New York’s Consumer Protection Law. In the complaint, the Attorney General alleges that Guidant concealed from physicians and patients a design flaw in its PRIZM 1861 defibrillator from approximately February of 2002 until May 23, 2005. The complaint further alleges that due to Guidant’s concealment of this information, Guidant has engaged in repeated and persistent fraudulent conduct in violation of the law. The Attorney General is seeking permanent injunctive relief, restitution for patients in whom a PRIZM 1861 defibrillator manufactured before April 2002 was implanted, disgorgement of profits, and all other proper relief. This case is currently pending in the MDL in the United States District Court for the District of Minnesota.

In October 2005, Guidant received administrative subpoenas from the U.S. Department of Justice U.S. Attorney’s offices in Boston and Minneapolis, issued under the Health Insurance Portability & Accountability Act of 1996. The subpoena from the U.S. Attorney’s office in Boston requests documents concerning marketing practices for pacemakers, implantable cardioverter defibrillators, leads and related products. The subpoena from the U.S. Attorney’s office in Minneapolis requests documents relating to Guidant’s VENTAK PRIZM® 2 and CONTAK RENEWAL® and CONTAK RENEWAL 2 devices. Guidant is cooperating with the requests.

On January 16, 2007, the French Competition Council (Conseil de la Concurrence which is one of the bodies responsible for the enforcement of antitrust/competition law in France) issued a Statement of Objections alleging that Guidant France SAS (“Guidant France”) had agreed with the four other main suppliers of implantable cardiac defibrillators (“ICDs”) in France to collectively refrain from responding to a 2001 tender for ICDs conducted by a group of seventeen (17) University Hospital Centers in France. This alleged collusion is alleged to be contrary to the French Commercial Code and Article 81 of the European Community Treaty. On December 19, 2007, the Council found that the suppliers had violated competition law and assessed monetary fines, however, each of the suppliers were fined amounts considerably less than originally recommended. The French Ministry of the Economy and Finance filed an incidental recourse seeking aggravated sanctions against all defendants. On January 14, 2009, Guidant filed its rejoinder with the Paris Court of Appeals. A trial was held on February 17, 2009, and a decision is expected on April 8, 2009.

On July 1, 2008, Guidant Sales Corporation received a subpoena from the Maryland office of the Department of Health and Human Services, Office of Inspector General. This subpoena seeks information concerning payments to physicians, primarily related to the training of sales representatives. We are cooperating with this request.

On October 17, 2008, we received a subpoena from the U.S. Department of Health and Human Services, Office of the Inspector General, requesting information related to the alleged use of a skin adhesive in certain of our products. We are cooperating with the request.

On October 24, 2008, we received a letter from the U.S. Department of Justice (“DOJ”) informing us of an investigation relating to surgical cardiac ablation system devices to treat atrial fibrillation. We are cooperating with the investigation.

On November 7, 2008, Guidant/Boston Scientific received a request from the Department of Defense, Defense Criminal Investigative Service and the Department of the Army, Criminal Investigation Command seeking information concerning sales and marketing interactions with physicians at Madigan Army Medical Center in Tacoma, Washington. We are cooperating with the request.

Other Proceedings

On July 28, 2000, Dr. Tassilo Bonzel filed a complaint naming certain of our Schneider Worldwide subsidiaries and Pfizer Inc. and certain of its affiliates as defendants, alleging that Pfizer failed to pay Dr. Bonzel amounts owed under a license agreement involving Dr. Bonzel’s patented Monorail® balloon catheter technology. This and similar suits were dismissed in state and federal courts in Minnesota. On April 24, 2007, we received a letter from Dr. Bonzel’s counsel alleging that the 1995 license agreement with Dr. Bonzel may have been invalid under German law.  On October 5, 2007, Dr. Bonzel filed a complaint against us in Kassel, Germany, alleging the 1995 license agreement is invalid under German law and seeking monetary damages. On May 16, 2008, we answered denying the allegations in the complaint. A hearing has been scheduled for May 8, 2009.

As of June 2003, Guidant had outstanding fourteen suits alleging product liability related causes of action relating to the ANCURE Endograft System for the treatment of abdominal aortic aneurysms. Subsequently, Guidant was notified of additional claims and served with additional complaints relating to the ANCURE System. From time to time, Guidant has settled certain of the individual claims and suits for amounts that were not material to Guidant. Recently, Guidant resolved 8 filed lawsuits pending in the United States District Court for the District of Minnesota, subject to final dismissal. Guidant also has four cases pending in State Court in California. These cases have been dismissed on summary judgment and are pending appeal. Additionally, Guidant has been notified of over 130 potential unfiled claims alleging product liability relating to the ANCURE System. The claimants generally allege that they or their relatives suffered injuries, and in certain cases died, as a result of purported defects in the device or the accompanying warnings and labeling. It is uncertain how many of these claims will actually be pursued against Guidant.

Although insurance may reduce Guidant’s exposure with respect to ANCURE System claims, one of Guidant’s carriers, Allianz Insurance Company (Allianz), filed suit in the Circuit Court, State of Illinois, County of DuPage, seeking to rescind or otherwise deny coverage and alleging fraud. Additional carriers have intervened in the case and Guidant affiliates, including EVT, are also named as defendants. Guidant and its affiliates also initiated suit against certain of their insurers, including Allianz, in the Superior Court, State of Indiana, County of Marion, in order to preserve Guidant’s rights to coverage. On July 11, 2007, the Illinois court entered a final partial summary judgment ruling in favor of Allianz. Following appeals, both lawsuits are pending in the trial courts.

FDA Warning Letters

In January 2006, legacy Boston Scientific received a corporate warning letter from the FDA notifying us of serious regulatory problems at three of our facilities and advising us that our corporate-wide corrective action plan relating to three site-specific warning letters issued to us in 2005 was inadequate. We have identified solutions to the quality system issues cited by the FDA and have made significant progress in transitioning our organization to implement those solutions. The FDA reinspected a number of our facilities and, in October 2008, informed us that our quality system is now in substantial compliance with its Quality System Regulations. Between September and December 2008, the FDA approved all of our requests for final approval of Class III submissions previously on hold due to the corporate warning letter and has approved all eligible requests for Certificates to Foreign Governments (CFGs). The corporate warning letter remains in place pending final remediation of certain Medical Device Report (MDR) filing issues, which we are actively working with the FDA to resolve.

Matters Concluded Since January 1, 2008

On July 17, 2006, Carla Woods and Jeffrey Goldberg, as Trustees of the Bionics Trust and Stockholders’ Representative, filed a lawsuit against us in the U.S. District Court for the Southern District of New York. The complaint alleges that we breached the Agreement and Plan of Merger among us, Advanced Bionics Corporation, the Bionics Trust, Alfred E. Mann, Jeffrey H. Greiner, and David MacCallum, collectively in their capacity as Stockholders’ Representative, and others dated May 28, 2004 (the Merger Agreement) or, alternatively, the covenant of good faith and fair dealing. The complaint seeks injunctive and other relief. In connection with an amendment to the Merger Agreement and the execution of related agreements in August 2007, the parties agreed to a resolution to this litigation contingent upon the closing of the Amendment and related agreements. On January 3, 2008, the closing contemplated by the amendment and related agreements occurred and on January 9, 2008, the District Court entered a joint stipulation vacating the injunction and dismissed the case with prejudice.

On May 4, 2006, we filed suit against Conor Medsystems Ireland Ltd. alleging that its Costar® paclitaxel-eluting coronary stent system infringes one of our balloon catheter patents. The suit was filed in Ireland seeking monetary and injunctive relief. On January 14, 2008, the case was dismissed pursuant to a settlement agreement between the parties.

On September 12, 2002, ev3 Inc. filed suit against The Regents of the University of California and our wholly owned subsidiary, Boston Scientific International, B.V., in the District Court of The Hague, The Netherlands, seeking a declaration that ev3’s EDC II and VDS embolic coil products do not infringe three patents licensed to us from The Regents. On October 30, 2007, we reached an agreement in principle with ev3 to resolve this matter. On March 27, 2008, the parties signed a definitive settlement agreement and the case has been formally dismissed.

On March 29, 2005, we and Boston Scientific Scimed, filed suit against ev3 for patent infringement, alleging that ev3’s SpideRX® embolic protection device infringes four U.S. patents owned by us. The complaint was filed in the U.S. District Court for the District of Minnesota seeking monetary and injunctive relief. On October 30, 2007, we reached an agreement in principle with ev3 to resolve this matter. On March 27, 2008, the parties signed a definitive settlement agreement and the case has been formally dismissed.

On December 16, 2003, The Regents of the University of California filed suit against Micro Therapeutics, Inc., a subsidiary of ev3, and Dendron GmbH alleging that Micro Therapeutics’ Sapphire detachable coil delivery systems infringe twelve patents licensed to us and owned by The Regents. The complaint was filed in the U.S. District Court for the Northern District of California seeking monetary and injunctive relief. On October 30, 2007, we reached an agreement in principle with ev3 to resolve this matter. On March 27, 2008, the parties signed a definitive settlement agreement and on April 4, 2008, a Stipulation of Dismissal was filed with the Court and the case was formally dismissed.

On February 20, 2006, Medinol submitted a request for arbitration against us, and our wholly owned subsidiaries Boston Scientific Ltd. and Boston Scientific Scimed, Inc., under the Arbitration Rules of the World Intellectual Property Organization pursuant to a settlement agreement between Medinol and us dated September 21, 2005. The request for arbitration alleges that our Liberté® coronary stent system infringes two U.S. patents and one European patent owned by Medinol. On May 2, 2008, the World Intellectual Property Organization panel held that the Medinol patents were valid but not infringed by our Liberté® and TAXUS® Liberté® stent systems. On June 6, 2008, the parties agreed not to appeal the decision.

On June 12, 2003, Guidant announced that its subsidiary, EndoVascular Technologies, Inc. (EVT), had entered into a plea agreement with the U.S. Department of Justice relating to a previously disclosed investigation regarding the ANCURE ENDOGRAFT System for the treatment of abdominal aortic aneurysms. In connection with the plea agreement, EVT entered into a five year Corporate Integrity Agreement (“CIA”) with the Office of the Inspector General of the United States Department of Health and Human Services. A final annual report was due on August 30, 2008, and was timely submitted. Subject to review of the final annual report, the CIA effectively expired on June 30, 2008, in accordance with its terms.

Shareholder derivative suits relating to the ANCURE System were pending in the Southern District of Indiana and in the Superior Court of the State of Indiana, County of Marion. The suits, purportedly filed on behalf of Guidant, initially alleged that Guidant’s directors breached their fiduciary duties by taking improper steps or failing to take steps to prevent the ANCURE and EVT related matters described above. The complaints sought damages and other equitable relief. On March 9, 2007, the Superior Court granted the parties’ joint motion to dismiss the complaint with prejudice for lack of standing in one of the pending state derivative actions. On March 27, 2008, the District Court granted the motion to dismiss the federal action and entered judgment in favor of all defendants. On July 11, 2008, the Superior Court granted the parties’ joint motion to dismiss the complaint with prejudice in the final state derivative action.

On September 8, 2005, the Laborers Local 100 and 397 Pension Fund initiated a putative shareholder derivative lawsuit on our behalf in the Commonwealth of Massachusetts Superior Court Department for Middlesex County against our directors, certain of our current and former officers, and us as nominal defendant. The complaint alleged, among other things, that with regard to certain matters of regulatory compliance, the defendants breached their fiduciary duties to us and our shareholders in the management and affairs of our business and in the use and preservation of our assets. The complaint also alleged that as a result of the alleged misconduct and the purported failure to publicly disclose material information, certain directors and officers sold our stock at inflated prices in violation of their fiduciary duties and were unjustly enriched. The suit was dismissed on September 11, 2006. The Board of Directors thereafter received two letters from the Laborers Local 100 and 397 Pension Fund dated February 21, 2007. One letter demanded that the Board of Directors investigate and commence action against the defendants named in the original complaint in connection with the matters alleged in the original complaint. The second letter (as well as subsequent letters from the Pension Fund) made a demand for an inspection of certain books and records for the purpose of, among other things, the investigation of possible breaches of fiduciary duty, misappropriation of information, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. On March 21, 2007, we rejected the request to inspect books and records on the ground that Laborers Local 100 and 397 Pension Fund had not established a proper purpose for the request. On July 31, 2008, the Board of Directors rejected the demand in the first letter to commence action against the defendants.

In August 2007, we received a warning letter from the FDA regarding the conduct of clinical investigations associated with our abdominal aortic aneurysm (AAA) stent-graft program acquired from TriVascular, Inc. We implemented a comprehensive plan of corrective actions regarding the conduct of our clinical trials and informed the FDA that we have finalized commitments made as part of our response. On July 31, 2008, the FDA notified Boston Scientific that no further actions were required relative to this warning letter. We terminated the TriVascular AAA development program in 2006.

On October 15, 2004, Boston Scientific Scimed filed suit against a German subsidiary of Johnson & Johnson alleging the Cypher® drug-eluting stent infringes one of our German utility models. The suit was filed in Mannheim, Germany seeking monetary and injunctive relief. On August 26, 2008, we withdrew the suit.

On December 30, 2004, Boston Scientific Scimed filed suit against a German subsidiary of Johnson & Johnson alleging the Cypher® drug-eluting stent infringes one of our German utility models. The suit was filed in Dusseldorf, Germany seeking monetary and injunctive relief. On August 26, 2008, we withdrew the suit.

On May 8, 2008, certain shareholders of CryoCor filed a lawsuit in the Superior Court of the State of California, County of San Diego, against CryoCor, its directors and us. The lawsuit alleged that the directors of CryoCor breached their fiduciary duties to their shareholders by approving the sale of the company to us and that we aided and abetted in the breach of fiduciary duties. On September 19, 2008, the suit was dismissed by the Court. Plaintiffs have agreed not to appeal the decision and we have agreed not to seek to recover costs.

On January 15, 2008, CryoCor, Inc. (acquired by Boston Scientific Scimed on May 28, 2008) (“CryoCor”) and AMS Research Corporation (“AMS”) filed a statement of claim in Canada alleging that cryoablation catheters and cryoconsole of CryoCath Technologies, Inc. (“CryoCath”) infringe certain Canadian patents licensed by CryoCor. The suit seeks injunctive relief and monetary damages. On September 23, 2008, the parties signed a settlement agreement and on September 25, 2008, the suit was dismissed.

On January 15, 2008, CryoCor and AMS filed a suit for patent infringement against CryoCath alleging that Cryocath’s cryosurgical products, including its cryoconsole and cryoablation catheters, infringe three patents exclusively licensed to CryoCor. The suit was filed in the U.S. District Court for the District of Delaware, and seeks monetary damages and injunctive relief. On February 4, 2008, CryoCath answered the complaint, denying the allegations and counterclaiming for a declaratory judgment that the patents are invalid and non-infringed, as well as alleging antitrust violations, deceptive and unfair business practices and patent infringement by CryoCor of a CryoCath patent. On September 23, 2008, the parties signed a settlement agreement and on September 25, 2008, the suit was dismissed.

On September 27, 2004, Target Therapeutics and we filed suit for patent infringement against Micrus Corporation alleging that certain detachable embolic coil devices infringe two U.S. patents exclusively licensed to Target Therapeutics. The complaint was filed in the U.S. District Court for the Northern District of California seeking monetary and injunctive relief. On August 6, 2008, we reached an agreement in principle with Micrus to resolve this matter. On September 4, 2008, the parties signed a definitive settlement agreement and on October 8, 2008, the case was formally dismissed.

On February 28, 2008, CryoCor and AMS brought a complaint in the International Trade Commission alleging that Cryocath’s cryosurgical products, including its cryoconsole and cryoablation catheters, infringe three patents exclusively licensed to CryoCor. CryoCor and AMS are seeking an order to exclude entry into the United States of any of CryoCath’s products found to infringe the patents. On September 23, 2008, the parties signed a settlement agreement. On September 25, 2008, the parties filed a joint motion to terminate the action, which became effective on November 6, 2008.

On October 15, 2007, CryoCath filed suit for patent infringement against CryoCor alleging that cryoconsoles and cryoablation catheters sold by CryoCor infringe certain of CryoCath’s patents. The suit was filed in the U.S. District Court for the District of Delaware and seeks monetary damages and injunctive relief. On September 23, 2008, the parties signed a settlement agreement and on September 25, 2008, the suit was dismissed. Two of the patents asserted by CryoCath are also involved in interference proceedings provoked by CryoCor. The interferences are on-going at the U.S. Patent and Trademark Office.

On July 2, 2008, Cardio Access LLC filed suit against us alleging infringement of a patent related to an intra-aortic balloon access cannula owned by them. The suit was filed in the U.S. District Court for the Eastern District of Texas seeking monetary and injunctive relief. On November 4, 2008, the case was dismissed.

Between March and July 2005, sixty-nine former employees filed charges against Guidant with the U.S. Equal Employment Opportunity Commission (EEOC) alleging that Guidant discriminated against the former employees on the basis of their age when Guidant terminated their employment in the fall of 2004 as part of a reduction in force. On March 24, 2008, the EEOC began dismissing the charges, with the final charges dismissed on April 4, 2008, in light of the litigation pending in Minnesota District Court described in the following paragraph.

In April 2006, sixty-one former employees sued Guidant in the U.S. District Court for the District of Minnesota, alleging that Guidant discriminated against the former employees on the basis of their age when it terminated their employment in the fall of 2004 as part of a reduction in force. On December 17, 2008, a final settlement agreement was executed by the parties and on December 23, 2008, the Court ordered the case dismissed with prejudice.

In 2005, the Securities and Exchange Commission began a formal inquiry into issues related to certain of Guidant’s product disclosures and trading in Guidant stock. Guidant has cooperated with the inquiry. Since 2006, we have not received additional requests for information on this matter.

On October 23, 2008, we received a letter from Senator Charles E. Grassley, ranking member of the United States Senate Committee on Finance, requesting certain information regarding payments made to certain psychiatrists, including those who may serve as leaders of professional societies or those who may serve as authorities for developing and modifying the diagnostic criteria for mental illness. We have cooperated with this request.

On February 28, 2007, we received a letter from the Congressional Committee on Oversight and Government Reform requesting information relating to our TAXUS® stent systems. The Committee’s request expressly related to concerns about the safety and off-label use of drug-eluting stents raised by a December 2006 FDA panel. We provided documents in response to the Committee’s request and there has been no further action from the Committee.

On March 1, 2006, Medtronic Vascular, Inc. filed suit against Boston Scientific Scimed and us, alleging that our balloon products infringe four U.S. patents owned by Medtronic Vascular. The suit was filed in the U.S. District Court for the Eastern District of Texas seeking monetary and injunctive relief. On May 27, 2008, the Court found one of the patents not infringed. On the same date, the jury found the other three patents valid and infringed, awarding Medtronic $250 million in damages. On July 11, 2008, the Court granted our motion that certain accused products did not infringe one of the patents and ordered the parties to submit a new damage calculation. On July 21, 2008, Medtronic and we agreed that the Court’s ruling reduced the damages by approximately $64 million. On August 29, 2008, the Court found two Medtronic patents unenforceable for inequitable conduct and set new damages at $19 million. On January 23, 2009, the parties executed a settlement and stand-still agreement settling the action.

On August 12, 2008, we filed suit for patent infringement against Medtronic, Inc. and certain of its subsidiaries alleging that the sale of certain balloon catheters and stent delivery systems infringe four U.S. patents owned by us. The complaint was filed in the United States District Court for the Northern District of California seeking monetary and injunctive relief. On January 23, 2009, the parties executed a settlement and stand-still agreement and the case was dismissed on January 29, 2009.

On July 25, 2007, the U.S. District Court for the Northern District of California granted our motion to intervene in an action filed February 15, 2006 by Medtronic Vascular and certain of its affiliates against Advanced Cardiovascular Systems, Inc. and Abbott Laboratories. As a counterclaim plaintiff in this litigation, we are seeking a declaratory judgment of patent invalidity and of non-infringement by our PROMUS® coronary stent system relating to two U.S. patents owned by Medtronic. On January 23, 2009, the parties executed a settlement and stand-still agreement and the case was dismissed on January 30, 2009.

On August 12, 2008, we and Endovascular Technologies, Inc. filed suit for patent infringement against Medtronic, Inc. and certain of its subsidiaries alleging that the sale of Medtronic’s AAA products infringe ten U.S. patents owned by the us. The complaint was filed in the United States District Court for the Eastern District of Texas, Tyler Division, seeking monetary and injunctive relief. On January 23, 2009, the parties executed a settlement and stand-still agreement and the case was dismissed on February 2, 2009.

On August 13, 2008, Medtronic, Inc. and certain of its subsidiaries filed suit for patent infringement against us, Boston Scientific Scimed, Inc., Abbott and certain of Abbott’s subsidiaries alleging infringement of one U.S. patent owned by them. The complaint was filed in the United States District Court for the Eastern District of Texas, Marshall Division, seeking monetary and injunctive relief. On September 2, 2008, Medtronic filed an amended complaint adding a second patent to the suit. On January 23, 2009, the parties executed a settlement and stand-still agreement and the case was dismissed on February 2, 2009.

On April 4, 2007, SciCo Tec GmbH filed suit against us alleging certain of our balloon catheters infringe a U.S. patent owned by SciCo Tec GmbH. The suit was filed in the U. S. District Court for the Eastern District of Texas seeking monetary and injunctive relief. On May 10, 2007, SciCo Tec filed an amended complaint alleging certain additional balloon catheters and stent delivery systems infringe the same patent. On May 29, 2007, we responded to the amended complaint and filed a counterclaim seeking declaratory judgment of invalidity and non-infringement with respect to the patent at issue. On February 7, 2009, the parties settled this suit subject to negotiation of a definitive settlement agreement.

On April 19, 2007, SciCo Tec GmbH, filed suit against us and our subsidiary, Boston Scientific Medizintechnik GmbH, alleging certain of our balloon catheters infringe a German patent owned by SciCo Tec GmbH. The suit was filed in Mannheim, Germany. We answered the complaint, denying the allegations and filed a nullity action against SciCo Tec relating to one of its German patents.  On February 7, 2009, the parties settled this suit subject to negotiation of a definitive settlement agreement.

Litigation-related Charges

We have recorded certain significant litigation-related charges as a separate line item in our accompanying consolidated statements of operations. In 2008, we recorded a charge of $334 million as a result of a ruling by a federal judge in a patent infringement case brought against us by Johnson & Johnson. In 2007, we recorded a charge of $365 million associated with this case.

Note M—Stockholders’ Equity

Preferred Stock

We are authorized to issue 50 million shares of preferred stock in one or more series and to fix the powers, designations, preferences and relative participating, option or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting any series, without any further vote or action by our stockholders. At December 31, 2008 and 2007, we had no shares of preferred stock issued or outstanding.

Common Stock

We are authorized to issue 2.0 billion shares of common stock, $.01 par value per share. Holders of common stock are entitled to one vote per share. Holders of common stock are entitled to receive dividends, if and when declared by the Board of Directors, and to share ratably in our assets legally available for distribution to our stockholders in the event of liquidation. Holders of common stock have no preemptive, subscription, redemption, or conversion rights. The holders of common stock do not have cumulative voting rights. The holders of a majority of the shares of common stock can elect all of the directors and can control our management and affairs.

We did not repurchase any shares of our common stock during 2008, 2007 or 2006. Approximately 37 million shares remain under previous share repurchase authorizations. Repurchased shares are available for reissuance under our equity incentive plans and for general corporate purposes, including acquisitions and alliances. There were no shares in treasury at December 31, 2008 or 2007.

Note N—Stock Ownership Plans

Employee and Director Stock Incentive Plans

On May 6, 2008, our shareholders approved an amendment and restatement of our 2003 Long-Term Incentive Plan (LTIP), increasing the number of shares of our common stock available for issuance under the plan by 70 million shares. Together with our 2000 LTIP, the plans provide for the issuance of up to 160 million shares of common stock. Shares reserved for future equity awards under our stock incentive plans totaled approximately 82 million at December 31, 2008. Together, the Plans cover officers, directors, employees and consultants and provide for the grant of various incentives, including qualified and nonqualified options, deferred stock units, stock grants, share appreciation rights, performance-based awards and market-based awards. The Executive Compensation and Human Resources Committee of the Board of Directors, consisting of independent, non-employee directors, may authorize the issuance of common stock and authorize cash awards under the plans in recognition of the achievement of long-term performance objectives established by the Committee.

Nonqualified options issued to employees are generally granted with an exercise price equal to the market price of our stock on the grant date, vest over a four-year service period, and have a ten-year contractual life. In the case of qualified options, if the recipient owns more than ten percent of the voting power of all classes of stock, the option granted will be at an exercise price of 110 percent of the fair market value of our common stock on the date of grant and will expire over a period not to exceed five years. Non-vested stock awards (awards other than options) issued to employees are generally granted with an exercise price of zero and typically vest in four to five equal installments over a five-year service period. These awards represent our commitment to issue shares to recipients after a vesting period. Upon each vesting date, such awards are no longer subject to risk of forfeiture and we issue shares of our common stock to the recipient. We generally issue shares for option exercises and non-vested stock from our treasury, if available.

During 2004, the FASB issued Statement No. 123(R), Share-Based Payment, which is a revision of Statement No. 123, Accounting for Stock-Based Compensation. Statement No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends Statement No. 95, Statement of Cash Flows. In general, Statement No. 123(R) contains similar accounting concepts as those described in Statement No. 123. However, Statement No. 123(R) requires that we recognize all share-based payments to employees, including grants of employee stock options, in our consolidated statements of operations based on their fair values. Pro forma disclosure is no longer an alternative.

The following presents the impact of stock-based compensation on our consolidated statements of operations for the years ended December 31, 2008, 2007 and 2006 for options and restricted stock awards:

	Year Ended December 31,
(in millions)	2008	2007	2006
Cost of products sold	$21	$19	$15
Selling, general and administrative expenses	88	76	74
Research and development expenses	29	27	24
	138	122	113
Income tax benefit	41	35	32
	$97	$87	$81

Net loss per common share - basic	$0.06	$0.06	$0.06
Net loss per common share - assuming dilution	$0.06	$0.06	$0.06

Stock Options

We generally use the Black-Scholes option-pricing model to calculate the grant-date fair value of our stock options granted to employees under our stock incentive plans. In conjunction with the Guidant acquisition, we converted certain outstanding Guidant options into approximately 40 million fully vested Boston Scientific options. See Note D - Acquisitions for further details regarding the fair value and valuation assumptions related to those awards. We calculated the fair value for all other options granted during 2008, 2007 and 2006 using the following estimated weighted-average assumptions:

	Year Ended December 31,
	2008	2007	2006
Options granted (in thousands)	4,905	1,969	5,438
Weighted-average exercise price	$12.53	$15.55	$21.48
Weighted-average grant-date fair value	$4.44	$6.83	$7.61

Black-Scholes Assumptions
Expected volatility	35%	35%	30%
Expected term (in years, weighted)	5.0	6.3	5.0
Risk-free interest rate	2.77% - 3.77%	4.05% - 4.96%	4.26% - 5.18%

Expected Volatility

For options granted prior to 2006, we used our historical volatility as a basis to estimate expected volatility in our valuation of stock options. Upon adoption of Statement No. 123(R), we changed our method of estimating expected volatility to consider historical volatility and implied volatility.

Expected Term

We estimate the expected term of our options using historical exercise and forfeiture data. We believe that this historical data is the best estimate of the expected term of our new option grants. Approximately 75 percent of stock options granted in 2007 related to a single grant to one member of our executive management team.  We performed a specific analysis for this grant and determined that the grant had an expected term of 6.7 years. We determined that the other grants during 2007 had an expected term of 5.0 years based on historical data.

Risk-Free Interest Rate

We use yield rates on U.S. Treasury securities for a period approximating the expected term of the award to estimate the risk-free interest rate in our grant-date fair value assessment.

Expected Dividend Yield

We have not historically paid dividends to our shareholders. We currently do not intend to pay dividends, and intend to retain all of our earnings to repay indebtedness and invest in the continued growth of our business. Therefore, we have assumed an expected dividend yield of zero in our grant-date fair value assessment.

Information related to stock options for 2008, 2007 and 2006 under stock incentive plans is as follows:

	Options (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at January 1, 2006	50,285	$20
Guidant converted options	39,649	13
Granted	5,438	21
Exercised	(10,548)	11
Cancelled/forfeited	(1,793)	25
Outstanding at December 31, 2006	83,031	$18
Granted	1,969	16
Exercised	(7,190)	12
Exchanged for DSUs	(6,599)	33
Cancelled/forfeited	(2,470)	24
Outstanding at December 31, 2007	68,741	$17
Granted	4,905	13
Exercised	(4,546)	8
Cancelled/forfeited	(8,034)	19
Outstanding at December 31, 2008	61,066	$17	3.7	$2

Exercisable at December 31, 2008	48,994	$16	2.7	$2
Expected to vest as of December 31, 2008	55,824	$17	3.3	$2

On May 22, 2007, we extended an offer to our non-director and non-executive employees to exchange certain outstanding stock options for deferred stock units (DSUs). Stock options previously granted under our stock plans with an exercise price of $25 or more per share were exchangeable for a smaller number of DSUs, based on exchange ratios derived from the exercise prices of the surrendered options.  On June 20, 2007, following the expiration of the offer, our employees exchanged approximately 6.6 million options for approximately 1.1 million DSUs, which were subject to additional vesting restrictions. We did not record incremental stock compensation expense as a result of these exchanges because the fair values of the options exchanged equaled the fair values of the DSUs issued.

The total intrinsic value of options exercised in 2008 was $19 million, as compared to $28 million in 2007 and $102 million in 2006.

Non-Vested Stock

We value restricted stock awards and DSUs based on the closing trading value of our shares on the date of grant. Information related to non-vested stock awards during 2008, 2007, and 2006, including those issued in connection with our stock option exchange program discussed above, is as follows:

	Non-Vested Stock Award Units (in thousands)	Weighted Average Grant-Date Fair Value

Balance at January 1, 2006	3,834	$30
Granted	6,580	23
Vested(1)	(52)	32
Forfeited	(487)	28
Balance at December 31, 2006	9,875	$26
Option exchange grants	1,115	16
Other grants	9,545	17
Vested (1)	(778)	29
Forfeited	(1,621)	22
Balance at December 31, 2007	18,136	$20
Granted	13,557	12
Vested (1)	(3,856)	21
Forfeited	(3,183)	18
Balance at December 31, 2008	24,654	$16

(1)	The number of restricted stock units vested includes shares withheld on behalf of employees to satisfy statutory tax withholding requirements.

The total vesting date fair value of stock award units that vested during 2008 was approximately $47 million, as compared to $15 million in 2007 and $1 million in 2006.

CEO Award

During the first quarter of 2006, we granted a special market-based award of two million deferred stock units to our chief executive officer. The attainment of this award is based on the individual’s continued employment and our stock reaching certain specified prices as of December 31, 2008 and December 31, 2009. We determined the fair value of the award to be approximately $15 million based on a Monte Carlo simulation, using the following assumptions:

Stock price on date of grant	$24.42
Expected volatility	30%
Expected term (in years)	3.84
Risk-free rate	4.64%

We have been and will continue to recognize the expense in our consolidated statement of operations through 2009 using an accelerated attribution method.

Expense Attribution

We generally recognize compensation expense for our stock awards issued subsequent to the adoption of Statement No. 123(R) using a straight-line method over the substantive vesting period. Prior to the adoption of Statement No. 123(R), we allocated the pro forma compensation expense for stock option awards over the vesting period using an accelerated attribution method. We continue to amortize compensation expense related to stock option awards granted prior to the adoption of Statement No. 123(R) using an accelerated attribution method. Prior to the adoption of Statement No. 123(R), we recognized compensation expense for non-vested stock awards over the vesting period using a straight-line method. We continue to amortize compensation expense related to non-vested stock awards granted prior to the adoption of Statement No. 123(R) using a straight-line method. Most of our stock awards provide for immediate vesting upon retirement, death or disability of the participant. We expense stock-based awards over the period between grant date and retirement eligibility or immediately if the employee is retirement eligible at the date of grant.

We recognize stock-based compensation expense for the value of the portion of awards that are ultimately expected to vest. Statement No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The term “forfeitures” is distinct from “cancellations” or “expirations” and represents only the unvested portion of the surrendered option. We have applied, based on an analysis of our historical forfeitures, an annual forfeiture rate of eight percent to all unvested stock awards as of December 31, 2008, which represents the portion that we expect will be forfeited each year over the vesting period. We will re-evaluate this analysis periodically and adjust the forfeiture rate as necessary. Ultimately, we will only recognize expense for those shares that vest.

Unrecognized Compensation Cost

Under the provisions of Statement No. 123(R), we expect to recognize the following future expense for awards outstanding as of December 31, 2008:

	Unrecognized Compensation Cost (in millions)(1)	Weighted Average Remaining Vesting Period (in years)
Stock options	$24
Non-vested stock awards	184
	$208	3.1

(1) Amounts presented represent compensation cost, net of estimated forfeitures.

Employee Stock Purchase Plans

In 2006, our stockholders approved and adopted a new global employee stock purchase plan, which provides for the granting of options to purchase up to 20 million shares of our common stock to all eligible employees. Under the employee stock purchase plan, we grant each eligible employee, at the beginning of each six-month offering period, an option to purchase shares of our common stock equal to not more than ten percent of the employee’s eligible compensation or the statutory limit under the U.S. Internal Revenue Code. Such options may be exercised generally only to the extent of accumulated payroll deductions at the end of the offering period, at a purchase price equal to 90 percent of the fair market value of our common stock at the beginning or end of each offering period, whichever is less. This discount was reduced from 15 percent to ten percent effective for the offering period beginning July 1, 2007.  At December 31, 2008, there were approximately 13 million shares available for future issuance under the employee stock purchase plan.

Information related to shares issued or to be issued in connection with the employee stock purchase plan based on employee contributions and the range of purchase prices is as follows:

(shares in thousands)	2008	2007	2006
Shares issued or to be issued	3,505	3,418	2,765
Range of purchase prices	$6.97 - $10.37	$10.47 - $13.04	$14.20 - $14.31

We use the Black-Scholes option-pricing model to calculate the grant-date fair value of shares issued under the employee stock purchase plan. We recognize expense related to shares purchased through the employee stock purchase plan ratably over the offering period. We recognized $7 million in expense associated with our employee stock purchase plan in 2008, $13 million in 2007 and $12 million in 2006.

In connection with our acquisition of Guidant, we assumed Guidant’s employee stock ownership plan (ESOP), which matched employee 401(k) contributions in the form of stock. As part of the Guidant purchase accounting, we recognized deferred costs of $86 million for the fair value of the shares that were unallocated on the date of acquisition. Common stock held by the ESOP was allocated among participants’ accounts on a periodic basis until these shares were exhausted and were treated as outstanding in the computation of earnings per share. As of December 31, 2008, all of the common stock held by the ESOP had been allocated to employee accounts. Allocated shares of the ESOP were charged to expense based on the fair value of the common stock on the date of transfer. We recognized compensation expense of $12 million in 2008, $23 million in 2007 and $19 million in 2006 related to the plan. Effective June 1, 2008, this plan was merged into our 401(k) Retirement Savings Plan.

Note O—Weighted-Average Shares Outstanding

The following is a reconciliation of weighted-average shares outstanding for basic and diluted loss per share computations:

	Year Ended December 31,
(in millions)	2008	2007	2006
Weighted-average shares outstanding - basic	1,498.5	1,486.9	1,273.7
Net effect of common stock equivalents
Weighted-average shares outstanding - assuming dilution	1,498.5	1,486.9	1,273.7

Weighted-average shares outstanding, assuming dilution, excludes the impact of 50.7 million stock options for 2008, 42.5 million stock options for 2007, and 30.3 million for 2006, due to the exercise prices of these stock options being greater than the average fair market value of our common stock during the year.

In addition, weighted-average shares outstanding, assuming dilution, excludes common stock equivalents of 5.8 million for 2008, 13.1 million for 2007 and 15.6 million for 2006 due to our net loss position for those years.

Note P—Segment Reporting

Each of our reportable segments generates revenues from the sale of medical devices. During the first quarter of 2009, we reorganized our international structure to provide more direct sales focus in the marketplace. As of January 1, 2009, we had four reportable segments based on geographic regions: the United States; EMEA, consisting of Europe, the Middle East and Africa; Japan; and Inter-Continental, consisting of Asia Pacific and the Americas.  Accordingly, we have revised our reportable segments to reflect the way we currently manage and view our business. The reportable segments represent an aggregate of all operating divisions within each segment. We measure and evaluate our reportable segments based on segment income. We exclude from segment income certain corporate and manufacturing-related expenses, as our corporate and manufacturing functions do not meet the definition of a segment, as defined by FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. In addition, certain transactions or adjustments that our Chief Operating Decision Maker considers to be non-recurring and/or non-operational, such as amounts related to acquisitions, divestitures, litigation, restructuring activities, and goodwill and intangible asset impairment charges, as well as amortization expense, are excluded from segment income. Although we exclude these amounts from segment income, they are included in reported consolidated net income (loss) and are included in the reconciliation below.

We manage our international operating segments on a constant currency basis. Sales generated from reportable segments and divested businesses, as well as operating results of reportable segments and expenses from manufacturing operations, are based on internally derived standard currency exchange rates, which may differ from year to year, and do not include intersegment profits. We have restated the segment information for 2007 and 2006 net sales and operating results based on our standard currency exchange rates used for 2008 in order to remove the impact of currency fluctuations. In addition, we have reclassified previously reported 2007 and 2006 segment results to be consistent with the 2008 presentation. Because of the interdependence of the reportable segments, the operating profit as presented may not be representative of the geographic distribution that would occur if the segments were not interdependent. A reconciliation of the totals reported for the reportable segments to the applicable line items in our consolidated statements of operations is as follows:

	Year Ended December 31,
(in millions)	2008	2007	2006
	(restated)
Net sales

United States	$4,487	$4,522	$4,415
EMEA	1,816	1,783	1,725
Japan	807	826	596
Inter-Continental	667	677	779
Net sales allocated to reportable segments	7,777	7,808	7,515
Sales generated from divested businesses	66	555	492
Impact of foreign currency fluctuations	207	(6)	(186)
	$8,050	$8,357	$7,821

Depreciation expense

United States	$62	$39	$30
EMEA	24	12	8
Japan	13	12	9
Inter-Continental	9	5	4
Depreciation expense allocated to reportable segments	108	68	51
Manufacturing operations	148	151	125
Corporate expenses and foreign exchange	65	79	75
	$321	$298	$251

Loss before income taxes

United States	$1,000	$1,214	$1,679
EMEA	865	923	777
Japan	488	520	386
Inter-Continental	286	276	220
Operating income allocated to reportable segments	2,639	2,933	3,062
Manufacturing operations	(407)	(621)	(577)
Corporate expenses and currency exchange	(394)	(462)	(376)
Goodwill and intangible asset impairment charges and acquisition-, divestiture-, litigation-, and restructuring-related net charges	(2,800)	(1,244)	(4,584)
Amortization expense	(543)	(620)	(474)
Operating loss	(1,505)	(14)	(2,949)
Other expense, met	(526)	(555)	(586)
	$(2,031)	$(569)	$(3,535)

	As of December 31,
Total assets	2008	2007

United States	$2,455	$2,168
EMEA	1,643	1,551
Japan	357	422
Inter-Continental	266	311
Total assets allocated to reportable segments	4,721	4,452
Goodwill and other intangible assets	19,665	23,067
All other corporate and manufacturing operations assets	2,753	3,678
	$27,139	$31,197

Enterprise-Wide Information

Net sales
	Year Ended December, 31
(in millions)	2008	2007	2006

Cardiovascular	$3,468	$3,613	$4,133
CRM/ Electrophysiology	2,439	2,271	1,505
Neurovascular	455	447	413
Cardiovascular group	6,362	6,331	6,051
Endoscopy	943	866	777
Urology	431	403	371
Endosurgery group	1,374	1,269	1,148
Neuromodulation	245	204	146
	7,981	7,804	7,345
Divested businesses	69	553	476
	$8,050	$8,357	$7,821

United States	$4,487	$4,522	$4,415
Japan	861	797	560
Other foreign countries	2,633	2,525	2,370
	7,981	7,804	7,345
Divested businesses	69	553	476
	$8,050	$8,357	$7,821

	As of December 31,
Long-lived assets	2008	2007
United States	$1,159	$1,342
Ireland	246	235
Other foreign countries	323	138
Property, plant and equipment, net	1,728	1,715
Goodwill and other intangible assets	19,665	23,067
	$21,393	$24,782

Note Q - New Accounting Standards

Standards Implemented

Interpretation No. 48

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, to create a single model to address accounting for uncertainty in tax positions. We adopted Interpretation No. 48 as of the first quarter of 2007. Interpretation No. 48 requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return, as well as enhanced disclosures regarding uncertainties in income tax positions, including a roll forward of tax benefits taken that do not qualify for financial statement recognition. Refer to Note K – Income Taxes to our 2008 consolidated financial statements included in Item 8 of this Annual Report for more information regarding our application of Interpretation No. 48 and its impact on our consolidated financial statements.

Statement No. 157

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. Statement No. 157 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and expands disclosures about fair value measurements. Statement No. 157 does not require any new fair value measurements; rather, it applies to other accounting pronouncements that require or permit fair value measurements. We adopted the provisions of Statement No. 157 for financial assets and financial liabilities as of January 1, 2008, and will apply those provisions to nonfinancial assets and nonfinancial liabilities as of January 1, 2009. Refer to Note C – Fair Value Measurements to our consolidated financial statements contained in Item 8 of this Annual Report for a discussion of our adoption of Statement No. 157 and its impact on our financial statements.

Statement No. 158

In September 2006, the FASB issued Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, which amends Statements Nos. 87, 88, 106 and 132(R). Statement No. 158 requires recognition of the funded status of a benefit plan in the consolidated statements of financial position, as well as the recognition of certain gains and losses that arise during the period, but are deferred under pension accounting rules, in other comprehensive income (loss). Additionally, Statement No. 158 requires that, beginning with fiscal years ending after December 15, 2008, a business entity measure plan assets and benefit obligations as of its fiscal year-end statement of financial position. We adopted the measurement-date requirement in 2008 and the other provisions of Statement No. 158 in 2006.  Refer to Note A – Significant Accounting Policies to our 2008 consolidated financial statements included in Item 8 of this Annual Report for more information on our pension and other postretirement plans.

Statement No. 159

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which allows an entity to elect to record financial assets and financial liabilities at fair value upon their initial recognition on a contract-by-contract basis. We adopted Statement No. 159 as of January 1, 2008 and did not elect the fair value option for our eligible financial assets and financial liabilities.

New Standards to be Implemented

Statement No. 161

In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, which amends Statement No. 133 by requiring expanded disclosures about an entity’s derivative instruments and hedging activities. Statement No. 161 requires increased qualitative, quantitative, and credit-risk disclosures, including (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  We are required to adopt Statement No. 161 for our first quarter ending March 31, 2009.

Staff Position No. 157-2

In February 2008, the FASB released Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which delays the effective date of Statement No. 157 for all nonfinancial assets and nonfinancial liabilities, except for those that are recognized or disclosed at fair value in the financial statements on a recurring basis. We are required to apply the provisions of Statement No. 157 to nonfinancial assets and nonfinancial liabilities as of January 1, 2009. We do not believe the adoption of Staff Position No. 157-2 will have a material impact on our future results of operations or financial position.

Statement No. 141(R)

In December 2007, the FASB issued Statement No. 141(R), Business Combinations, a replacement for Statement No. 141. Statement No. 141(R) retains the fundamental requirements of Statement No. 141, but requires the recognition of all assets acquired and liabilities assumed in a business combination at their fair values as of the acquisition date. It also requires the recognition of assets acquired and liabilities assumed arising from contractual contingencies at their acquisition date fair values. Additionally, Statement No. 141(R) supersedes FASB Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method, which required research and development assets acquired in a business combination that had no alternative future use to be measured at their fair values and expensed at the acquisition date. Statement No. 141(R) now requires that purchased research and development be recognized as an intangible asset. We are required to adopt Statement No. 141(R) prospectively for any acquisitions on or after January 1, 2009, except for changes in tax assets and liabilities associated with prior acquisitions.

QUARTERLY RESULTS OF OPERATIONS

(in millions, except per share data)
(unaudited)

	Three Months Ended
	March 31,	June 30,	Sept 30,	Dec 31,
2008
Net sales	$2,046	$2,024	$1,978	$2,002
Gross profit	1,466	1,420	1,323	1,372
Operating income (loss)	580	303	28	(2,416)
Net income (loss)	322	98	(62)	(2,394)

Net income (loss) per common share - basic	$0.22	$0.07	$(0.04)	$(1.59)
Net income (loss) per common share - assuming dilution	$0.21	$0.07	$(0.04)	$(1.59)

2007
Net sales	$2,086	$2,071	$2,048	$2,152
Gross profit	1,518	1,508	1,473	1,517
Operating income (loss)	282	280	(147)	(430)
Net income (loss)	120	115	(272)	(458)

Net income (loss) per common share - basic	$0.08	$0.08	$(0.18)	$(0.31)
Net income (loss) per common share - assuming dilution	$0.08	$0.08	$(0.18)	$(0.31)

Our reported results for 2008 included goodwill and intangible asset impairment charges; acquisition-, divestiture-, litigation- and restructuring-related amounts and discrete tax items (after tax) of: $74 million of net credits in the first quarter, $98 million of net charges in the second quarter, $202 million of net charges in the third quarter and $2.570 billion of net charges in the fourth quarter. These charges consisted of: goodwill and intangible asset impairment charges, associated primarily with a write-down of goodwill; a gain related to the receipt of an acquisition-related milestone payment from Abbott Laboratories; purchased research and development charges, attributable primarily with the acquisitions of Labcoat, Ltd. and CryoCor, Inc.; restructuring charges associated with our on-going expense and head count reduction initiatives; a gain associated with the sale of certain non-strategic businesses; losses associated with the sale of certain non-strategic investments; litigation-related charges resulting primarily from a ruling by a federal judge in a patent infringement case brought against us by Johnson & Johnson; and discrete tax benefits related to certain tax positions associated with prior period acquisition-, divestiture-, litigation- and restructuring-related charges.

During 2007, we recorded intangible asset impairments and acquisition-, divestiture-, litigation- and restructuring-related charges (after tax) of: $20 million of net charges in the first quarter, $1 million of net charges in the second quarter, $435 million of net charges in the third quarter and $654 million of net charges in the fourth quarter. These charges consisted of: intangible asset impairments associated with our decision to suspend further significant funding of the Petal™ bifurcation project acquired with Advanced Stent Technologies; a charge attributable to estimated losses associated with litigation; restructuring charges associated with our expense and head count reduction initiatives; losses associated with the write-down of assets held for sale attributable to the sale of certain of our businesses; charges for purchased research and development costs related to certain acquisitions and strategic alliances; and Guidant integration costs.

Schedule II
VALUATION AND QUALIFYING ACCOUNTS (in millions)

Description	Balance Beginning of Year	Charges to Costs and Expenses	Deductions to Allowances for Uncollectible Accounts (a)	Charges to (Deductions from) Other Accounts (b)	Balance at End of Year

Year Ended December 31, 2008:
Allowances for uncollectible accounts and sales returns and allowances	$137	$8	$(11)	$(3)	$131

Year Ended December 31, 2007:
Allowances for uncollectible accounts and sales returns and allowances	$135	15	(13)		$137

Year Ended December 31, 2006:
Allowances for uncollectible accounts and sales returns and allowances	$83	27	(7)	32	$135

(a) Uncollectible amounts written off.
(b) Represents charges for sales returns and allowances, net of actual sales returns.